UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRAMERCY CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	May 5, 2010

You are invited to attend the annual meeting of stockholders of Gramercy Capital Corp. This year’s meeting will be held on Tuesday, June 15, 2010 at 9:30 a.m., local time, at the Roger Smith Hotel, 501 Lexington Avenue, New York, New York.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely,
/s/ Roger M. Cozzi Roger M. Cozzi Chief Executive Officer

ELECTRONIC AND TELEPHONE PROXY AUTHORIZATION

Gramercy Capital Corp.’s stockholders of record on the close of business on April 23, 2010, the record date for the 2010 annual meeting of stockholders, may authorize their proxies by telephone or Internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by Internet, please call Morrow & Co. LLC, the firm assisting Gramercy with the solicitation of proxies, toll-free at (800) 607-0088.

GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2010

The 2010 annual meeting of stockholders of Gramercy Capital Corp., a Maryland corporation, will be held on Tuesday, June 15, 2010 at 9:30 a.m., local time, at the Roger Smith Hotel, 501 Lexington Avenue, New York, New York. At the annual meeting, stockholders will be asked to consider and vote upon the following proposals:

(1)	To elect one Class III director to serve until the 2013 annual meeting of stockholders and until his successor is duly elected and qualifies;
(2)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
(3)	To act upon any other matters that may properly be brought before the annual meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on April 23, 2010, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope or authorize your proxy by calling the toll-free number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. Any proxy may be revoked by delivery of a properly executed, later dated proxy. In addition, stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of our Board of Directors
/s/ Robert R. Foley Robert R. Foley Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 15, 2010.

This proxy statement and our 2010 annual report to stockholders are available at
http:www.proxyvote.com.

New York, New York
May 5, 2010

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

GRAMERCY CAPITAL CORP.

TABLE OF CONTENTS

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GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

PROXY STATEMENT

FOR OUR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2010

We are sending this proxy statement and the enclosed proxy card to our stockholders on or about May 5, 2010, in connection with the solicitation of proxies by the Board of Directors of Gramercy Capital Corp., a Maryland corporation, for use at the 2010 annual meeting of stockholders to be held on Tuesday, June 15, 2010 at 9:30 a.m., local time, at the Roger Smith Hotel, 501 Lexington Avenue, New York, New York or at any postponement or adjournment of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to consider and vote upon:

•	a proposal to elect one Class III director;
•	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
•	any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

Who is entitled to vote at the annual meeting?

If our records show that you were a holder of our common stock at the close of business on April 23, 2010, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors.

What constitutes a quorum?

The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 49,900,804 shares of common stock outstanding and entitled to vote at the meeting.

What vote is required to approve each proposal?

The affirmative vote of a plurality of all of the votes cast at the annual meeting at which a quorum is present is necessary for the election of the Class III director. The affirmative vote of a majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm and the approval of any other matters properly presented at the annual meeting for stockholder approval. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the annual meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under the

New York Stock Exchange, Inc., or NYSE, rules to vote your shares on the ratification of our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, under a recent NYSE rule change that is effective for the 2010 annual meeting, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker “non-vote” will occur and your shares of common stock will not be voted on these matters. None of the proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law or our charter.

How do I vote?

Voting in Person at the Annual Meeting.  If you are a registered stockholder and attend the annual meeting, you may vote in person at the annual meeting. If your shares of common stock are held in street name and you wish to vote in person at the annual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of common stock in your own name as a holder of record with our transfer agent, The Bank of New York Mellon Corporation, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•	By Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on June 14, 2010. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on June 14, 2010. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Broadridge Financial Solutions, Inc., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.  If your shares of common stock are held in street name, you must return the enclosed Voting Instruction Form in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. If you do not return your voting instructions, the rules of the New York Stock Exchange, or the NYSE, permit your broker to vote some, but not all, of the items that will be presented at the annual meeting. In order for your shares to be voted on all items you must return your voting instructions.

Please see the enclosed proxy card for further instructions on how to submit your vote. If you have any questions regarding how to authorize a proxy by telephone or by Internet, please call Morrow & Co. LLC, toll-free at (800) 607-0088.

Can I change my vote after I submit my proxy card?

If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly signing and forwarding to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

How is my vote counted?

If you properly execute a proxy in the accompanying form or authorize your proxy to vote your shares electronically through the Internet or by telephone, and we receive your proxy authorization prior to voting at the annual meeting, , the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted for the election of the nominee for the Class III director named in this proxy statement and for ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•	FOR Proposal 1: the election of Paul J. Konigsberg to serve on our Board of Directors as a Class III director for a three-year term and until his successor is duly elected and qualifies; and
•	FOR Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2010.

What other information should I review before voting?

For your review, our 2009 annual report, including financial statements for the fiscal year ended December 31, 2009, is being mailed to you concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2009 annual report on our website at http://www.gkk.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities Exchange Commission, or the SEC. You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about our company, free of charge, by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. The 2009 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co. LLC at an aggregate estimated cost of $3,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualify. The term of one class expires at each annual meeting of stockholders. On April 22, 2010, Marc Holliday notified our Board of Directors that he would not stand for election as a Class III director for a new term. However, Mr. Holliday has agreed with our Board of Directors that he would remain as a director for a unspecified period of time following our 2010 annual meeting to allow our Board of Directors to search for and appoint a replacement director. Our Board of Directors intends for such new director to stand for election at our 2011 annual meeting of stockholders for the remainder of such director’s Class III term.

At the annual meeting, one director will be elected to serve until the 2013 annual meeting and until his successor is duly elected and qualifies. Our Nominating and Corporate Governance Committee has recommended Paul J. Konigsberg to our Board of Directors as nominee for election to serve as a Class III director. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Paul J. Konigsberg to serve as a Class III director. The Class III nominee listed below has consented to being named in this proxy statement and to serve as a director if elected. Our Board of Directors anticipates that such nominee will serve, if elected, as a director. However, if such nominee is unable to stand for election, proxies voted in favor of the nominee will be voted for the election of such other person as our Nominating and Corporate Governance Committee may recommend to our Board of Directors.

We believe that each of our directors, including the director nominee, have the specific experience, qualifications, attributes, or skills necessary to serve as effective directors on our Board of Directors. A description of our process for identifying and evaluating director nominees, as well as our criteria for membership to our Board of Directors, is set forth under the heading “Corporate Governance Matters — Identification of Director Candidates.”

In addition to the above, our Board of Directors also considered specific qualifications and experiences, described in the biographical details of our directors and director nominees as set forth below.

Our Board of Directors unanimously recommends a vote “FOR” the nominee for election as a Class III director.

Information Regarding the Nominee and Continuing Directors

The following table and biographical descriptions set forth certain information with respect to the nominee for election as a Class III director at the 2010 annual meeting and the continuing directors whose terms expire at the annual meetings of stockholders in 2011 and 2012, respectively, based upon information furnished by each director. Following biographical information for the director nominee and each continuing director, we have provided information regarding the specific experience, qualifications, attributes, or skills that have led us to determine that he should serve as a director on our Board of Directors.

Name	Age	Director Since
Class III Nominee Director (term will expire in 2013)
Paul J. Konigsberg	73	2004
Class III Director (term will expire following our 2010 annual meeting)
Marc Holliday	43	2004
Class II Continuing Directors (terms will expire in 2012)
Allan J. Baum	54	2004
Roger M. Cozzi	39	2009
Class I Continuing Directors (terms will expire in 2011)
Jeffrey E. Kelter(1)	55	2004
Charles S. Laven	58	2004

Class III Nominee for Election — Term Will Expire in 2013

Paul J. Konigsberg.  Mr. Konigsberg has been one of our directors since August 2004. Mr. Konigsberg also serves as Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Konigsberg is a senior partner and President of Konigsberg Wolf and Co. PC, a New York-based accounting firm, and has held these positions for 20 years. Previously, Mr. Konigsberg served on the Boards of Directors of two NYSE-listed companies, Savin Business Machines and Ipco Hospital Supplies. In addition, he served on the audit committees for Savin Business Machines and National Medical Health Card, also listed on the NYSE. Mr. Konigsberg is the former treasurer and board member of the UJA Federation of New York and a member of the Board of Overseers and on the finance committee of the Albert Einstein College of Medicine. He also serves as an officer and director for the Westlake Foundation, Inc. Mr. Konigsberg is a Certified Public Accountant, and a member of the New York State Society of CPAs and The American Institute of Certified Public Accountants. Mr. Konigsberg received a B.A. degree in Business Administration from New York University in 1958, a L.L.B. from Brooklyn Law School in 1961 and an L.L.M. in taxation from the New York University Law School in 1965. Mr. Konigsberg’s qualifications for election to our Board of Directors include his long-time executive experience as President and senior partner of Konigsberg Wolf and Co. PC, his extensive experience serving on the boards and audit committees for various public companies and his financial and accounting skills as a Certified Public Accountant.

Class III Director — Term Will Expire Following Our 2010 Annual Meeting

Marc Holliday.  Mr. Holliday has served as one of our directors since August 2004 and was our President and Chief Executive Officer from August 2004 until October 2008. Mr. Holliday also has served on our Investment Committee since August 2004 but will no longer serve on our Investment Committee following our 2010 annual meeting of stockholders. Mr. Holliday became a consultant to our company after stepping down from his positions as our President and Chief Executive Officer from October 2008 until April 2009. Mr. Holliday is the Chief Executive Officer and a director of SL Green Realty Corp. He served as Chief Investment Officer of SL Green Realty Corp. from July 1998, when he joined SL Green Realty Corp., through 2003 and was named its President until April 2007, when Andrew Mathias, our former Chief Investment Officer, was promoted to that position, and elected to its board of directors in 2001. Prior to joining SL Green Realty Corp., he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE: CT), a mezzanine finance company. While at Capital Trust, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. From 1991 to 1997, Mr. Holliday served in various management positions, including Senior Vice President at Capital Trust’s predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988, as well as an M.S. degree in Real Estate Development from Columbia University in 1990. Mr. Holliday is 43 years old. Mr. Holliday’s qualifications to serve on our Board of Directors include his extensive executive experience as Chief Executive Officer at SL Green Realty Corp., as former President and Chief Executive Officer of our Company, and his long-time leadership skills in various management positions of various companies, as well as his deep exposure in the real estate industry.

Class II Continuing Directors — Terms Will Expire in 2012

Allan J. Baum.  Mr. Baum has served as one of our directors since August 2004. Mr. Baum also serves on our Audit and Compensation Committees. Mr. Baum retired from Credit Suisse First Boston, or CSFB, in 2002, where he was a Managing Director and head of the structured finance unit for commercial mortgage-backed securities. Prior to his ten years with CSFB, Mr. Baum served as a Vice President in the Real Estate Investment Bank of Citicorp, and held positions in the tax-exempt housing finance and taxable mortgage finance areas of Merrill Lynch. Mr. Baum also currently serves as a director of Community Development Trust, a for-profit, mission-oriented real estate investment trust. He previously served as Vice President of the Commercial Mortgage Securities Association. In addition, from May 2004 to May 2007, Mr. Baum served as a director for National Consumer Cooperative Bank, a cooperative financial institution which primarily provides financial services eligible cooperative enterprises, and also served on its audit committee. Mr. Baum received a B.A. degree in Government/Urban Studies from Dartmouth College in 1978 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1983. Mr. Baum’s qualifications to serve on our Board of Directors include his executive experience at CSFB and Citicorp, his relevant experience serving on the boards and audit committees for a real estate investment trust and a financial institution and his extensive experience of over 20 years in commercial real estate investment banking.

Roger M. Cozzi.  Mr. Cozzi has been our Chief Executive Officer since October 2008. Mr. Cozzi has also been the Chief Executive Officer of our former external manager, GKK Manager LLC, or the Manager, from October 2008 until April 2009. In addition, Mr. Cozzi currently serves as Chairman of our Investment Committee. From March 2008 until October 2008, Mr. Cozzi worked as a consultant. From March 2007 to February 2008, Mr. Cozzi was a Managing Director of Fortress Investment Group, LLC, a hedge fund. Prior to working at Fortress Investment Group, Mr. Cozzi served as Executive Vice President — Investments and Chief Investment Officer of iStar Financial, Inc., a publicly traded real estate investment trust focused on the financing of commercial real estate. At iStar Financial, Mr. Cozzi served as Chief Investment Officer from January 2006 to February 2007, Executive Vice President — Investments from January 2002 through February 2007 and as a Senior Vice President — Investments from 1998 to January 2002. While at iStar, Mr. Cozzi served as Co-Head of the firm’s investment committee and was responsible for the structuring, pricing and origination of whole loan and subordinate debt positions, including B-notes, mezzanine loans and preferred equity investments. From 1995 to 1998, Mr. Cozzi was an investment officer of Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he was in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. In addition, Mr. Cozzi spent one year in Goldman Sachs & Co.’s investment management group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi earned a B.S. in Economics and graduated magna cum laude from The Wharton School of the University of Pennsylvania in 1992. As our chief executive officer since 2008, Mr. Cozzi has demonstrated his ability to lead our company and serve on our Board of Directors through his leadership skills and executive experience at our company and iStar Financial, as well as his extensive experience working with real estate, finance, and investment businesses.

Class I Continuing Directors — Terms Will Expire in 2011

Jeffrey E. Kelter.  Mr. Kelter has served as one of our directors since August 2004. Mr. Kelter also serves as the Chairman for our Compensation Committee, as well as a member of the Nominating and Corporate Governance and Investment Committees. From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and a trustee of Keystone Property Trust, an industrial real estate investment trust. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been President and a trustee of Keystone from its formation in December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc. in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square, he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter received a B.A. from Trinity College. Mr. Kelter’s qualifications to serve on our Board of Directors include his executive experience as President and Chief Executive Officer of Keystone and Penn Square, and his vast experience of over 20 years in commercial real estate.

Charles S. Laven.  Mr. Laven has been one of our directors since August 2004. In addition, Mr. Laven is the Chairman of our Nominating and Corporate Governance Committee, as well as a member of our Audit and Compensation Committees. Mr. Laven has been the President of Forsyth Street Advisors LLC, a New York based company specializing in real estate finance and consulting, since July 2003. From 1991 to 2003, Mr. Laven was a partner of Hamilton, Rabinovitz, & Alschuler, Inc., or HR&A, a financial, policy and management consulting firm focusing on complex housing finance, real estate, economic development and strategic planning problems. Prior to his 12 years with HR&A, Mr. Laven served as principal of Caine Gressel

Midgley Slater Incorporated and, from 1981 to 1982, served as principal of Charles Laven and Associates. Mr. Laven also currently serves as chairman of the Urban Homesteading Assistance Board and as a director for Citizens Housing and Planning Council. In addition, Mr. Laven served on the board of directors of Madison Harbor Balanced Strategies, Inc., a real estate fund, from December 2003 to October 2004. Mr. Laven holds a B.S. degree in Architectural Design from the Massachusetts Institute of Technology. From 1980 to 1981, Mr. Laven was a Loeb Fellow in Advanced Environmental Affairs at the Harvard University School of Design. Mr. Laven is an Adjunct Professor of Real Estate at Columbia University’s Graduate School of Architecture Planning and Preservation and has been a member of the faculty of Columbia University since 1981. Mr. Laven’s qualifications to serve on our Board of Directors include his extensive leadership skills and executive experience at Forsyth Street Advisers LLC and HR&A, his intellectual acumen as a Columbia faculty member and his prior board experience at various companies and organizations.

Biographical Information Regarding Executive Officers Who Are Not Directors

Timothy J. O’Connor.  Mr. O’Connor has been our President since November 2008. Mr. O’Connor was the President of the Manager from November 2008 until April 2009. From June 2008 until November 2008, Mr. O’Connor worked as a consultant. Previously, Mr. O’Connor had served as Chief Operating Officer of iStar Financial Inc., a publicly traded real estate investment trust focused on the financing of commercial real estate. Mr. O’Connor served as Chief Operating Officer from March 1998 to June 2008. While at iStar Financial, Mr. O’Connor was responsible for developing and managing iStar Financial’s risk management and due diligence operations, participating in the evaluation and approval of new investments, coordinating iStar Financial’s information systems and managing the post-acquisition integration of several corporate acquisitions. Previously, Mr. O’Connor was a Vice President of Morgan Stanley & Co. responsible for the performance of over $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O’Connor was a Vice President of Greystone Realty Corporation. Previously, Mr. O’Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O’Connor earned a B.S. in Engineering from the United States Military Academy at West Point in 1979 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1989. Mr. O’Connor is 54 years old.

Robert R. Foley.  Mr. Foley has been our Chief Operating Officer since April 2008 and our Secretary since October 2008. Previously, Mr. Foley had served as our Chief Financial Officer from August 2004 until April 2008. Mr. Foley was a Managing Director of the Manager from August 2004 until April 2009. From May 2004 until August 2004, he worked as an independent consultant advising SL Green Realty Corp. on the development of our business plan. Before working with SL Green Realty Corp., Mr. Foley was a Vice President in the Special Situations Group of Goldman Sachs & Co., or Goldman, where from 2000 until 2004, he directed that firm’s principal investment activities in commercial real estate B notes, mezzanine loans, preferred equity and distressed debt. From 1997 to 2000, Mr. Foley was responsible at Goldman for the structuring, capital commitment, pricing and distribution of mezzanine debt, non-securitized commercial mortgage loans and loans to real estate investment trusts and real estate operating companies. From 1988 until 1997, Mr. Foley held a range of senior capital markets, principal investing and client relationship management roles with Bankers Trust Company and BT Securities Corporation (now Deutsche Bank) in New York and Los Angeles. From 1981 to 1986, Mr. Foley was an accountant and consultant in the San Francisco office of Touche, Ross & Co. (now Deloitte & Touche), an international independent public accounting firm. Mr. Foley earned B.A. degrees in Economics and Political Science from Stanford University in 1981, and an M.B.A. from The Wharton School of the University of Pennsylvania in 1988. Mr. Foley is a Certified Public Accountant. Mr. Foley is 50 years old.

Jon W. Clark.  Mr. Clark has been our Chief Financial Officer and Treasurer since April 24, 2009. He has also been our Chief Accounting Officer since March 2009. Prior to his election as our Chief Accounting Officer, Mr. Clark served in a role as our Vice President and Controller from June 2007 until March 2009. Mr. Clark was previously employed by the Manager from June 2007 until April 24, 2009. Prior to joining the Manager, Mr. Clark was a Director at BlackRock Financial Management where he managed the accounting and finance department for real estate debt products. During that time, Mr. Clark also served as Assistant Treasurer at Anthracite Capital, Inc., which was a publicly traded mortgage REIT that specialized in subordinate commercial mortgage-backed securities. He joined Blackrock Financial Management in 2000. Prior to joining BlackRock Financial Management, Mr. Clark was a Vice President at Cornerstone Properties, Inc.

(acquired by Equity Office Properties in 2000) where he established its internal audit department. Mr. Clark is a certified public accountant and obtained his public accountancy experience as a manager in the national real estate practices of Arthur Andersen LLP and BDO Seidman LLP. Mr. Clark holds a B.B.A. degree in Accountancy from Western Michigan University. Mr. Clark is 41 years old.

Michael G. Kavourias.  Mr. Kavourias has been our Executive Vice President and Chief Legal Officer since April 2009. Mr. Kavourias is responsible for asset management, special servicing, enforcements and remedial actions, restructuring and workouts and the negotiation, documentation and closing of loan investments and managing our relationships with outside law firms. Prior to his election as our Executive Vice President and Chief Legal Officer, Mr. Kavourias served in a role as our General Council of our commercial real estate finance business, which operates under the name Gramercy Finance. Previously, Mr. Kavourias had served as our Senior Vice President and Transaction Counsel from October 2005 until March 2008. Prior to that, Mr. Kavourias was a Special Counsel in the Real Estate Department in Cadwalader, Wickersham & Taft LLP’s New York office, where he concentrated on commercial real estate financing and representing major financial institutions, investment banks and commercial banks. Prior to joining Cadwalader in 2000, Mr. Kavourias was a Special Counsel in the Real Estate Structured Finance Department of Rosenman & Colin LLP. Prior to that, Mr. Kavourias was the managing partner in a boutique real estate firm, which he co-founded in 1994. Mr. Kavourias began his career in 1989 as an associate at Thacher Proffitt & Wood’s Real Estate Group. He attended New York University and received his J.D. from St. John’s University, where he was a Thomas More Scholar and member of the Law Review. Mr. Kavourias is a Certified Public Accountant and practiced public accounting from 1984 to 1986 with Price Waterhouse prior to attending law school. Mr. Kavourias has substantial experience in the origination and sale and purchase of commercial mortgage loans and mezzanine financing, as well as a wide range of experience in the sale and acquisition of commercial and residential real estate. Mr. Kavourias is 47 years old.

Our Board of Directors and Its Committees

Our Board of Directors currently consists of six members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualify. The term of one class expires at each annual meeting of stockholders. On April 22, 2010, Mr. Holliday notified our Board of Directors that he would not stand for election as a Class III director for a new term. However, Mr. Holliday has agreed with our Board of Directors that he would remain as a director for a unspecified period of time following our 2010 annual meeting to allow our Board of Directors to search for and appoint a replacement director. Our Board of Directors intends for such new director to stand for election at our 2011 annual meeting of stockholders for the remainder of such director’s Class III term. Our Board of Directors has affirmatively determined that Messrs. Allan J. Baum, Jeffrey E. Kelter, Paul J. Konigsberg and Charles S. Laven, representing a majority of its members, are independent of our management, as such term is defined by the rules of the NYSE and the SEC. In determining director independence, our Board of Directors considers all relevant facts and circumstances, the NYSE listing standards, as well as our director independence criteria. Under the NYSE listing standards, no director qualifies as independent unless our Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.

Our Board of Directors held ten meetings during fiscal year 2009. Each of the directors attended at least 75% of the total number of meetings of our Board of Directors held during 2009. In addition, our directors also met several times in strategic sessions to discuss our overall strategic business plan and expense infrastructure. The non-executive directors also regularly hold executive sessions during which our management does not participate. For a discussion of the leadership structure of our Board of Directors and its role in risk oversight, see “Corporate Governance Matters” in this proxy statement.

Audit Committee.  We have a standing Audit Committee, consisting of Messrs. Konigsberg (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE and the SEC and each of whom meet the financial literacy standard required by the rules of the NYSE. Our Board of Directors has determined that Mr. Konigsberg is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Our Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. The function of our Audit Committee is oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting and other procedures. Our Board of Directors has adopted a written charter for our Audit Committee, a copy of which is available on our website at http://www.gkk.com. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this annual proxy statement. Our Audit Committee held seven meetings during fiscal year 2009. Each of the committee members attended at least 75% of the total number of meetings of our Audit Committee held during fiscal year 2009.

Compensation Committee.  We have a standing Compensation Committee, consisting of Messrs. Kelter (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and such other executive officers that may be designated by our Chief Executive Officer, evaluating the performance of such officers in light of such goals and objectives, and determining and approving the compensation of such officers based on these evaluations; (2) approving the compensation of our other executive officers; (3) recommending to our Board of Directors for approval the compensation of the non-employee directors; (4) administering the issuance of any award under our Amended and Restated 2004 Equity Incentive Plan, or our 2004 Equity Incentive Plan; and (5) reviewing the Compensation Discussion and Analysis for inclusion in this annual proxy statement. Compensation decisions for our executive officers and directors are made by our Compensation Committee. Our Compensation Committee has retained The Schonbraun McCann Group, a real estate advisory practice of FTI Consulting, Inc., or SMG, as our compensation consultant to provide it with relevant market data concerning the marketplace, our peer group and other compensation developments. See “Executive Compensation — Compensation Discussion and Analysis.” Our Board of Directors has adopted a written charter for our Compensation Committee, a copy of which is available on our website at http://www.gkk.com. Our Compensation Committee held three meetings during fiscal year 2009. All of the committee members attended the meetings held by our Compensation Committee during fiscal year 2009.

Nominating and Corporate Governance Committee. We have a standing Nominating and Corporate Governance Committee, consisting of Messrs. Laven (Chairman), Kelter and Konigsberg, each of whom is “independent” within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in identifying individuals qualified to become Board members, recommending to our Board of Directors the director nominees to be elected at each annual meeting of stockholders, recommending to our Board of Directors the directors to serve on each of our Board of Directors’ committees, developing and recommending to our Board of Directors the corporate governance principles and guidelines applicable to our company and directing our Board of Directors in an annual review of its performance. Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at http://www.gkk.com. Our Nominating and Corporate Governance Committee held one meeting during fiscal year 2009. All of the nominees were re-elected at our 2009 annual meeting of stockholders. All of the committee members attended the meetings held by our Nominating and Corporate Governance Committee during fiscal year 2009.

Investment Committee.  We have a standing Investment Committee currently consisting of Messrs. Cozzi (Chairman), Holliday and Kelter. Mr. Holliday will no longer serve on our Investment Committee following our 2010 annual meeting of stockholders and our Board of Directors will appoint Mr. Baum as a member of our Investment Committee. Our Investment Committee must unanimously approve all transactions involving investments of (i) $50 million or more with respect to investments in commercial mortgage-backed securities, (ii) $35 million or more with respect to whole loans, (iii) $30 million or more with respect to subordinate interests in whole loans, and (iv) $20 million or more with respect to mezzanine loans, preferred equity, equity investments in commercial real estate properties net leased to tenants, and real estate investments. Our Board of Directors must approve investments (i) over $75 million with respect to whole loans and investments in commercial mortgage-backed securities, (ii) over $65 million with respect to subordinate interests in whole loans, (iii) over $55 million with respect to mezzanine loans and (iv) over $50 million with respect to preferred equity, equity investments in commercial real estate properties net leased to tenants, and real estate investments. Our Investment Committee did not hold any meetings during fiscal year 2009.

Special Committee.  In addition to the standing committees of our Board of Directors, in March 2008, our Board of Directors established a Special Committee to consider whether the Internalization of the Manager, which was consummated on April 24, 2009 (the Internalization is described under the caption titled “Certain Relationships and Related Transactions — Internalization” of this proxy statement), was in the best interests of our stockholders. The members of the Special Committee consisted of Messrs. Kelter (Chairman), Baum, Konigsberg and Laven, each of whom is “independent” within the meaning of the rules of the NYSE. The Special Committee met once in 2009 and was dissolved at the completion of the Internalization.

Director Compensation

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our non-executive directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
Allan J. Baum	$178,500	$1,875	$1,800	—	$182,175
Marc Holliday(4)	$135,000	$1,875	$1,800	—	$138,675
Jeffrey E. Kelter	$183,500	$1,875	$1,800	—	$187,175
Paul J. Konigsberg	$185,500	$1,875	$1,800	—	$189,175
Charles S. Laven	$186,500	$1,875	$1,800	—	$190,175

*	The columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)	Each of Messrs. Baum, Kelter, Konigsberg and Laven deferred $60,000 of his 2009 cash compensation pursuant to our Directors’ Deferral Program. Deferred compensation is comprised of 50% of annual fees earned and is credited in the form of phantom stock units. Each of Messrs. Baum, Kelter, Konigsberg and Laven received 47,974 phantom stock units, in connection with 2009 cash compensation each elected to defer.
(2)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of stock awards issued to the director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or FASB ASC Topic 718 (formerly Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, or SFAS 123R). The assumptions used to calculate the grant date value of such awards for are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statement, included in our Annual Report on Form 10-K for the year ended December 31, 2009. The shares of restricted stock awarded to each non-executive director during 2009 was as follows: Mr. Baum — 1,500; Mr. Holliday — 1,500; Mr. Kelter — 1,500; Mr. Konigsberg — 1,500; and Mr. Laven — 1,500.

(3)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of the option awards issued to the director as determined pursuant to FASB ASC Topic 718 (formerly SFAS 123R). The assumptions used to calculate the grant date value of such awards are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The number of options awarded to each non-executive director during 2009 was as follows: Mr. Baum — 5,000; Mr. Holliday — 5,000; Mr. Kelter — 5,000; Mr. Konigsberg — 5,000; and Mr. Laven — 5,000.
(4)	On April 22, 2010, Mr. Holliday notified our Board of Directors that he would not stand for election as a Class III director for a new term. However, Mr. Holliday has agreed with our Board of Directors that he would remain as a director for a unspecified period of time following our 2010 annual meeting to allow our Board of Directors to search for and appoint a replacement director. Our Board of Directors intends for such new director to stand for election at our 2011 annual meeting of stockholders for the remainder of such director’s Class III term.

During the fiscal year ended December 31, 2009, each non-executive director received a fee in the amount of $120,000. Each non-executive director also received $1,500 for each meeting of our Board of Directors or a committee of our Board of Directors that he attended. The annual fees payable to our non-executive directors are determined by our Compensation Committee. These fees are payable quarterly, half in cash and half in restricted stock, with each non-executive director having the option to elect to take restricted stock in lieu of cash, up to the full amount or to elect to defer all or part of the annual fee pursuant to our Directors’ Deferral Program as described below. Any portion of the annual fee that a non-executive director elects to receive or defer in stock is made under our 2004 Equity Incentive Plan.

Each non-executive director who served as a chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional fee of $10,000, $7,500 and $5,000, respectively, which fees are payable in cash, unless such chairman elects to defer all or part of such fees pursuant to our Directors’ Deferral Program. In addition, under our 2004 Equity Incentive Plan, each non-executive director is entitled to an annual grant of stock options to purchase 5,000 shares of common stock, which are priced at the close of business on the first business day in the year of grant, all of which vest on the date of grant. Each non-executive director was also entitled to an annual grant (reviewed on an annual basis) of 1,500 shares of restricted common stock pursuant to our 2004 Equity Incentive Plan, a third of which will vest on the first business day one year from the date of grant, and each of the following two years, respectively, subject to the non-executive director being a member of our Board of Directors on the date such award is expected to vest. A non-executive director may elect to defer all or part of the annual stock grant pursuant to our Directors’ Deferral Program. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors. We reimbursed less than $1,000 to our directors for such expenses during 2009.

On March 16, 2005, our Board of Directors adopted the Directors’ Deferral Program for non-executive directors. Our non-executive directors may elect to defer up to 100% of their annual cash retainer fees, chairman fees, committee meeting fees and annual stock grant under the Directors’ Deferral Program. Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom shares. Distributions on vested phantom shares shall be made in cash or, if elected by the non-executive director, in shares of common stock. Phantom shares will be settled by the transfer to the non-executive director of one share of common stock for each phantom share, provided that our Compensation Committee at the time of the grant may provide that phantom shares may be settled (i) in cash at the applicable phantom share value, (ii) in cash or by transfer of shares of common stock as elected by the non-executive director or (iii) in cash or by transfer of shares of common stock as elected by us. Phantom shares will be settled on the first day of the month following the date on which the phantom shares vest, or at the election of the non-executive director, upon the earlier of such non-executive director’s termination of service, his death or change in control by us, as defined in the Directors’ Deferral Program.

There are no changes to the fees that each non-executive director is entitled to receive for the 2010 fiscal year.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification of this appointment by our common stockholders. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law, the NYSE or our organizational documents. However, as a matter of good corporate governance, our Board of Directors has elected to submit the appointment of Ernst & Young LLP to our stockholders for ratification at the 2010 annual meeting. If our stockholders fail to ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the matter, taking into consideration the stockholder vote on the ratification and the advisability of appointing a new independent registered public accounting firm prior to the completion of the 2010 audit and may decide to retain Ernst & Young LLP notwithstanding the vote. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in April 2004 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees

Fees for audit services totaled approximately $2,381,072 in 2009 and $2,765,331 in 2008, of which $251,000 and $354,874 was attributable to Sarbanes-Oxley 404 planning and testing in 2009 and 2008, respectively. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include fees for services relating to reporting requirements in connection with our mortgage and mezzanine loans. Audit fees also include fees for accounting research.

Audit-Related Fees

Fees for audit-related services totaled approximately $35,250 in 2009 and $291,448 in 2008. The audit-related services principally include fees for comfort letters and consents in connection with our acquisition activities and capital-raising activities.

Tax Fees

Fees for tax compliance, tax advice and tax planning totaled approximately $36,235 in 2009 and $130,125 in 2008.

All Other Fees

We did not incur fees in 2009 and 2008 for other services not included above.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young LLP in 2009 were pre-approved by our Audit Committee.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee of the Board of Directors of Gramercy Capital Corp. (the “Audit Committee”) regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this report by reference in any such document.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the Audit Committee Charter. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 with management, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, the quality of such principles and practices, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended by No. 90 and superseded by No. 114. The Audit Committee received the written disclosure and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with our independent registered public accounting firm the auditors’ independence from both management and our company and considered the compatibility of our independent registered public accounting firm’s provision of non-audit services to our company with their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, including a review of management’s and the independent registered public accounting firm’s assessments of, and reports on, the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses, and the overall quality of our financial reporting, including off-balance sheet investments.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Paul J. Konigsberg, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The Audit Committee held seven meetings during fiscal year 2009 (including non-management director sessions after certain of these meetings). The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, except for Mr. Konigsberg. The committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact “independent.”

Submitted by the Audit Committee

Paul J. Konigsberg (Chairman)
Allan J. Baum
Charles S. Laven

April 22, 2010

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. Our Board of Directors reviews these guidelines and other aspects of our corporate governance periodically. You are encouraged to visit the corporate governance section of the “Investor Relations — Corporate Governance” page of our corporate website at http://www.gkk.com to view or to obtain copies of our committee charters, code of business conduct and ethics, corporate governance principles and director independence standards. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of the respective charters of our committees, code of business conduct and ethics, corporate governance principles and director independence standards by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of our Board of Directors, management responsibilities and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our common stock is listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Directors.

Board Leadership Structure

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. It understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.

Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors. Currently, we have not appointed a Chairman or a lead independent director. However, our Board of Director consists of a majority of independent directors. These independent and non-executive directors meet regularly in executive session without the presence of management or interested directors in order to promote discussion among the independent and non-executive directors and to assure independent oversight of management. In addition, our Board committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Our independent and non-executive directors assist our Chief Executive Officer in defining the agenda for Board meetings, make suggestions for pre-meeting materials, provide feedback to our Chief Executive Officer following executive sessions and serve as a point of leadership during special situations. Therefore, our Board of Directors believes that its majority independent composition and the roles that our independent and non-executive directors perform provide effective corporate governance at our Board of Directors level and independent oversight of both our Board of Directors and our executive officers. The current leadership structure, when combined with the functioning of the independent and non-executive director component of our Board of Directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

In addition, our Board of Directors encourages open and regular communication among all of our independent and non-executive directors and believes that it is currently best served without designating a single lead independent director. Our Board of Directors believes that it is able to effectively provide independent oversight of our business and affairs, including the risks facing our company, without a lead independent director through the composition of our Board of Directors, the strong leadership of our independent and non-executive directors, the committees of our Board of Directors and the other corporate governance structures and processes already in place. Our independent and non-executive directors actively collaborate together and through their respective committees. As part of its annual self-assessment, our Board of Directors will consider whether the current leadership structure continues to be optimal for us and our stockholders.

Board’s Role in Risk Oversight

Our Board of Directors is responsible for the oversight of our risk management. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant/borrower concentrations and credit worthiness, leasing activity and expirations, loan defaults and maturities, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business, (ii) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management, (iii) the direct oversight of specific areas of our business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting our company to its attention.

Our Board of Directors oversees and monitors our risk management framework and actively reviews risks that may be material to us. As part of this oversight process, our Board of Directors regularly receives reports from management on areas of material risk to us. Our Board of Directors receives these reports from the appropriate sources within our company to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, our Board of Directors and its committees coordinate their risk oversight roles. Our Board of Directors recognizes that it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate or mitigate their occurrence or effects. As part of its regular oversight of our company, our Board of Directors interacts with and reviews reports from, among others, our executive officers, our chief compliance officer, our independent registered public accounting firm, our outside corporate counsel, our compensation consultant and a variety of other financial and other advisors, as appropriate, regarding risks faced by us and applicable risk controls. Our Board of Directors may, at any time and in its discretion, change the manner in which they conduct risk oversight. The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board of Directors must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, our Board of Directors has adopted director independence standards, which are certain additional categorical standards to assist in making determinations with respect to the independence of directors. Our Board of Directors has affirmatively determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships, of which our Board of Directors had knowledge, between or among the directors and our company or our management (any such relationships, if any, are described in the section of this proxy statement entitled “Certain Relationships and Related Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC and our director independence standards: Messrs. Allan J. Baum, Jeffrey E. Kelter, Paul J. Konigsberg and Charles S. Laven.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics as required by the listing standards of the NYSE that applies to our directors and executive officers and our employees. The Code of Business Conduct and Ethics was designed to assist our directors and executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company’s assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Konigsberg, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. Mr. Konigsberg has agreed to serve as our audit committee financial expert.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent and non-executive directors as a group or our individual directors (including the independent and non-executive directors). Any such communications may be sent to our Board of Directors or any named individual director (including the independent and non-executive directors), by U.S. mail or overnight delivery and should be directed to the Secretary at Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, who will forward such communications on to the intended recipient or recipients. Our Chief Legal Officer and our General Counsel will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate member(s) of our Board of Directors. However, we reserve the right to disregard any communication that our Chief Legal Officer and our General Counsel determine is unduly hostile, threatening or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so in writing to the Chairman of our Audit Committee, c/o Secretary, Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage members of our Board of Directors to attend each annual meeting of stockholders. Mr. Cozzi attended our annual meeting of stockholders held on June 18, 2009.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on our Board of Directors and for recommending to our Board of Directors the director nominees to be considered for election at our annual meetings of stockholders.

Each director candidate must have (i) education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly-owned company, (ii) a reputation for integrity, (iii) a reputation for exercising good business judgment and (iv) sufficient available time to be able to fulfill his or her responsibilities as a member of our Board of Directors and of any committees to which he or she may be appointed.

In making recommendations to our Board of Directors, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s industry knowledge and experience, the ability of a nominee to devote sufficient time to the affairs of our company, any actual or potential conflicts of interest and the extent to which the candidate generally would be a desirable addition to our Board of Directors and any of its committees. Attributes that our Nominating and Corporate Governance Committee consider include: (i) prior experience on our Board of Directors and other relevant board level experience; (ii) real estate industry experience; (iii) transactional experience, especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters; (viii) experience with executive compensation matters; and (ix) prior experience in risk management.

While we do not have a formal written diversity policy, our Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the composition of our Board of Directors as multiple and varied points of view contribute to a more effective decision-making process.

When considering current directors for re-nomination to our Board of Directors, our Nominating and Corporate Governance Committee takes into account the performance of each director. Our Nominating and Corporate Governance committee also reviews the composition of our Board of Directors in light of the current challenges and needs of our Board of Directors and our company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience.

Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors. Any recommendations by stockholders should follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2010 annual meeting.

Executive Sessions of Independent and Non-Executive Directors

In accordance with the Corporate Governance Guidelines, the independent and non-executive directors serving on our Board of Directors generally meet in executive session after each regularly scheduled meeting of our Board of Directors or our Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by the chair of our Board of Directors committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate the Company’s internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

On April 24, 2009, we acquired the Manager from SL Green Realty Corp., the parent company of the Manager. We refer to this acquisition as the Internalization. In connection with the Internalization, the Manager became a wholly-owned subsidiary of GKK Capital LP, or our Operating Partnership, and certain employees (including our current executive officers) of the Manager became our employees. In connection with the Internalization, we assumed, among other things, the obligations of the Manager under certain employment contracts between the Manager and Roger M. Cozzi, our Chief Executive Officer, Timothy J. O’Connor, our President, and Robert R. Foley, our Chief Operating Officer. On April 27, 2009, we entered into an employment contract with Jon W. Clark, our Chief Financial Officer, effective as of April 24, 2009. The material terms of the employment contracts with our executive officers are described under “— Employment Agreements” of this proxy statement.

Prior to the Internalization, we did not pay, and were not involved in determining, any of our executive officers’ cash compensation. Subsequent to the Internalization, our Compensation Committee has reviewed the compensation program and policies of our company and has established a compensation program that is appropriate and adequate for an internally-managed company in our industry and under current market and company-specific conditions. This section of our proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions since the Internalization. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers (as defined below) and places in perspective the data presented in the tables and narrative that follow.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during our 2009 fiscal year, as well as the other individuals included in the “Summary Compensation Table” on page 28, are referred to as the “named executive officers” or our “executives,” unless the context otherwise requires or indicates.

Objectives of Our Compensation Program

As an integrated commercial real estate finance and property management company, we operate in a highly competitive market. We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while allowing us the flexibility to differentiate actual pay based on individual and organizational performance.

Our Compensation Committee, in consultation with our Chief Executive Officer and external compensation consultant, sets our compensation philosophy, which has been structured to achieve the following objectives:

•	To attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively;
•	To provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value;
•	To motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives;
•	To hold executives accountable for their level of success in attaining specific goals set for them individually;
•	To maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics; and
•	To achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Based on these objectives, we place significant emphasis on annual and long-term performance-based incentive compensation, including base salaries, annual cash and equity incentives and long-term equity-based incentive awards, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

Our Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and program. It is our Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of company and individual performance, as well as industry compensation levels. Consistent with this view, our Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position and role within our company. In addition, our Compensation Committee benchmarks from time to time the total compensation provided to our executive officers to industry-based compensation practices. While it is our Compensation Committee’s goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and is comprised of three independent directors: Jeffrey E. Kelter (Chairman), Allan J. Baum and Charles S. Laven. Our Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our 2004 Equity Incentive Plan (including reviewing and approving equity grants to our executives pursuant to this plan). Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at http://www.gkk.com.

Our Compensation Committee has retained SMG, an outside compensation consulting firm. SMG provides our Compensation Committee and Chief Executive Officer with relevant market data concerning the marketplace, our peer group and other compensation developments. SMG participates in our Compensation Committee meetings and meets with our named executive officers and certain of our directors. Our Compensation Committee has the authority to replace SMG or hire additional consultants at any time. It is important to understand that the compensation market data and ranges provide only a reference point for our Compensation Committee. Depending upon our company’s business and individual performance results, a named executive officer’s total direct compensation may be within, below or above the market range for that position. SMG also provides additional professional services, including strategic advisory and tax planning, to our company and receives market-based compensation with respect to these services. In 2009, we paid approximately $424,313 to SMG in connection with such services.

Our Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual incentive awards and long-term incentive compensation as well as allocation of such items among cash and equity compensation for our Chief Executive Officer. With respect to the compensation of other named executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation.

Our Compensation Committee met three times during 2009 to evaluate executive performance and to monitor market conditions in light of these goals and objectives, to solicit input from the compensation consultant on market practices and new developments and to review our compensation practices. During this decision making process, our Compensation Committee reviews tally sheets that detail the executive officer’s compensation history. The tally sheets help our Compensation Committee to track changes in an executive officer’s total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. Ultimately, we rely upon our judgment about each of our named executive officers and not on formulas or short-term changes in business performance or our stock price. The key factors affecting our judgment are total return to stockholders, or TRS, change in earnings and funds from operations, actual performance against the financial, operational and strategic goals we set at the beginning of the year, the nature and level of responsibility of each executive officer and the integrity and effort with which such executive officer conducts his responsibilities. Our Compensation Committee regularly reports to our Board of Directors.

What Our Compensation Program is Designed to Reward

Our Compensation Committee has designed our compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking. We expect our company to perform at the highest levels of the diversified REIT sectors. Our Compensation Committee rewards the achievement of specific annual, long-term and strategic goals of both our company and the individual executive. Our Compensation Committee measures performance on an absolute basis against financial and other measures and on a relative basis by comparing our company’s performance against other diversified REITs and against the mortgage and office REIT industries generally. Comparative performance is an important metric since market conditions may affect the ability to meet specific performance criteria.

In 2009, our Compensation Committee requested its compensation consultant, SMG, to conduct a peer group analysis in order to provide the Committee with market data as a reference point in connection with its process of determining executive compensation. The peer group companies were selected based on, among others, their (i) investment focus/business model, (ii) size as measured by total assets, enterprise value and equity market capitalization, and/or (iii) geographic location. The 2009 peer group consisted of the following 11 companies: Brandywine Realty Trust, Capital Trust, Inc., CapitalSource, Inc., CapLease, Inc., Capstead Mortgage Corporation, iStar Financial Inc., Lexington Realty Trust, National Retail Properties, Inc., NorthStar Realty Finance Corporation, RAIT Investment Trust and Redwood Trust, Inc. While our Compensation Committee reviews the peer group analysis prepared by SMG in order to provide the Committee with an overview of industry and market data, the peer group analysis is utilized only as a point of reference and our Compensation Committee does not engage in benchmarking nor does it specifically targets a percentile or range of percentiles when determining executive compensation. Depending on Company and individual performance, a named executive officer’s compensation may be within, below or above the market range for that position.

The peer group data is only one of several factors considered by our Compensation Committee in making decisions about our named executive officers’ compensation. The Compensation Committee also considers other factors such as each executive officer’s experience, scope of responsibilities, performance and prospects; internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects; and individual performance of each named executive officer during his tenure.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other named executive officers. He also considers the recommendations of the compensation consultant. Based on this review and input, our Chief Executive Officer makes compensation recommendations to our Compensation Committee for all named executive officers other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. Our Compensation Committee considers these recommendations along with data and input provided by its other advisors. Our Compensation Committee retains full discretion to set all compensation for the named executive officers.

Measuring 2009 Performance

During 2009, the global capital markets continued to experience tremendous volatility and a wide-ranging lack of liquidity. The impact of the global credit crisis on our sector has been acute. Transaction volume has declined significantly, credit spreads for all forms of mortgage debt investments have reached all-time highs, issuance levels of commercial mortgage-backed securities, or CMBS, have ground to a halt, and other forms of financing from the debt markets have been dramatically curtailed. Financial institutions still hold significant inventories of unsold loans and CMBS, creating a further overhang on the markets. We believe that the continuing dislocation in the debt capital markets, coupled with a recession in the U.S., has reduced property valuations and adversely impacted commercial real estate fundamentals. These developments can impact and have impacted the performance of our existing portfolio of financial and real property assets. Furthermore, the volatility in the capital markets has caused stress to all financial institutions, and our business is dependent upon these counterparties for, among other things, financing, rental payments on the majority of our owned properties, and interest rate derivatives. While our stock price experienced an increase of approximately 102% in 2009, TRS was -89.3% and -91.6% during the respective two- and three-year periods ended December 31, 2009.

Despite the adverse market conditions, we managed to attain certain operational achievements. Specifically, we achieved the following select objectives in 2009:

•	Approximately 102% increase in per share price of our common stock from $1.28 on December 31, 2008 to $2.59 on December 31, 2009;
•	On January 31, 2009, we exchanged $150 million of our trust preferred securities for $150 million of newly issued unsecured junior subordinated notes of our Operating Partnership, which bear a fixed interest rate of 0.5% per annum from January 30, 2009 to January 29, 2012 and a fixed interest rate of 7.5% per annum thereafter;
•	In March and April 2009, we realized a gain on extinguishment of debt of approximately $107.2 million when we resolved or substantially amended $268.2 million of our recourse debt obligations, resulting in the elimination of substantially all of our corporate-level covenants and the reduction of corporate recourse in connection with the remaining facilities to not more than $10.0 million;
•	On April 24, 2009, we completed the internalization of our management through the direct acquisition of the Manager from SL Green Realty Corp. for no monetary consideration;
•	On October 19, 2009, we settled and exchanged $97.5 million of the junior subordinated notes for an equivalent par value amount of various classes of bonds previously purchased in the open market issued by our CDOs and eliminated certain restrictive corporate covenants;
•	On December 7, 2009, we realized a gain on extinguishment of debt of approximately $12.1 million when we settled and satisfied in full a pre-existing loan obligation of approximately $44.5 million with Wachovia Bank, National Association, and all securities interests and liens in favor of the lender were released;
•	Reduced future funding commitments related to our real estate debt investments from approximately $69.8 million at December 31, 2008 to approximately $27.7 million at December 31, 2009;
•	Reduced our secured and other debt by $592.3 million as a result of restructurings, additional cash repayments and repayments using proceeds from the sale of investments; and
•	Streamlined our operations.

As discussed above, our Compensation Committee has designed our equity compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking. In 2009, we did not make any such equity awards to our named executive officers. On January 5, 2010, we granted 37,984 shares of restricted stock to Mr. Cozzi with an aggregate grant date fair value of $105,000 as an incentive equity award for his performance during 2009. In making this equity award to our Chief Executive Officer, our Compensation Committee focused on his performance in relation to the resolution of our recourse facilities related to our finance business, reductions in general and administrative expenses, resolution of many troubled loans in our finance business and the maintenance of our liquidity during the recession throughout 2009.

Elements of Our Compensation Program and Why We Chose Each Element

Our executive compensation program has been structured to provide short- and long-term incentives that promote continuing improvements in our financial performance and return to our stockholders. The elements of our executive compensation are primarily comprised of three elements: annual base salary; annual incentive awards, which include cash and equity bonuses; and long-term equity incentives:

•	Annual Base Salaries. Our Compensation Committee pays our named executive officers’ annual base salaries to compensate them for services rendered during the fiscal year. In case of each of our named executive officers, except Michael G. Kavourias, our Chief Legal Officer, annual base salaries are paid in accordance with the employment agreements between us and such named executive officers. Cash incentive bonuses and equity incentive awards are discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful.
•	Annual Incentive Awards. Annual incentive awards are provided in the form of cash and equity bonuses designed to focus a named executive officer on achieving key corporate objectives (both individual and company-based), to motivate certain desired individual behaviors and to reward substantial achievement of these objectives and individual goals. While our Compensation Committee does not set specific fixed targets that entitle the executive officers to formulaic bonuses, the named executive officers are made aware, at the beginning of the year, of the financial, operational and strategic goals our Compensation Committee will consider when evaluating corporate and individual performance and determining annual incentive awards. Base salaries are reviewed annually, but are not automatically increased if we feel that incentive awards are more appropriate means of rewarding and incentivizing performance.
•	Long-Term Incentives. Long-term equity incentives have historically been provided to our named executive officers through the grant of restricted stock awards, stock options or performance awards pursuant to our 2004 Equity Incentive Plan. The grant of equity awards links a named executive officer’s compensation and net worth directly to the performance of our stock price. This encourages our named executive officers to make decisions with an ownership mentality. The vesting provisions of these equity awards (generally two to four years) are designed to act as a retention device and to provide a strong incentive to the executives to increase stockholder value long after they performed the services in the year for which the equity awards were granted. We did not grant any equity awards in 2009.

Our compensation program does not include any significant personal benefits or perquisites for our named executive officers beyond benefits offered to our employees generally. We do not maintain any retirement or pension plans for our named executive officers or other employees, other than our 401(k) plan that is available to our employees generally.

Our Compensation Committee has full authority to administer and interpret our 2004 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, to determine the terms, provisions and conditions of each award, and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2004 Equity Incentive Plan or the administration or interpretation thereof.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our named executive officers for superior performance, which is competitive with the compensation paid to named executive officers at other public REITs and other private commercial real estate investors in the New York City commercial real estate market, while closely aligning the interests of our named executive officers with the interests of our stockholders. In making equity compensation decisions, our Compensation Committee considers various measures of company and industry performance, including (i) TRS (over the prior one-, two- and three-year periods), (ii) growth in FFO per share, (iii) leasing performance and occupancy levels, (iv) capital markets performance and maintenance of liquidity, and (v) certain material corporate events consummated during the applicable fiscal year. Consistent with this approach, our Compensation Committee grants equity awards to our named executive officers to reward our executives for achievement of financial and other performance (both company and individual based) during the last completed fiscal year. Our Compensation Committee also makes these awards to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our named executive officers with those of our stockholders. Through the elements of our compensation program, our Compensation Committee seeks to maintain a competitive compensation package for each executive, while being sensitive to our fiscal year budget and the impact of share dilution in making such compensation awards.

Other Matters

Tax and Accounting Treatment.  Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We paid compensation to certain of our named executive officers during 2009, a portion of which may be nondeductible under the limitations set forth in Section 162(m). Our Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions that were effective January 1, 2005.

Beginning on August 2, 2004 we began accounting for stock-based payments through our 2004 Equity Incentive Plan in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS 123R).

Adjustments for Certain Items.  Our Compensation Committee has not considered whether it would attempt to recover compensation awards or payments based on our financial performance where our financial statements are restated in a downward direction sufficient to reduce the amount of such awards or payments that should have been made or paid under applicable criteria.

Other Policies

As our executives generally have significant personal investments in our securities, we do not have any policy in place regarding minimum ownership requirements for either our named executive officers or directors. We do not have any policy in place regarding the ability of our named executive officers or directors to engage in hedging activities with respect to our common stock.

Compensation Risk Assessment

Our Compensation Committee oversaw the performance of a risk assessment of our executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers (as defined below in

 — “Summary Compensation Table”) taking actions that may conflict with our long term interests. Our Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks. Our Compensation Committee considered the following attributes of the program:

•	the balance between short- and long-term incentives;
•	consideration of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;
•	the use of different types of equity compensation awards that provide a balance of incentives;
•	incentive compensation with a large stock component where value is best realized through long-term appreciation of stockholder value; and
•	incentive compensation components that are paid or vest over an extended period.

Our Compensation Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment. Our Compensation Committee believes that risks arising from our policies and practices for compensation employees are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Gramercy Capital Corp. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee
Jeffrey E. Kelter (Chairman) Allan J. Baum Charles S. Laven April 22, 2010

Summary Compensation Table

Prior to the Internalization, because the management agreement provided that the Manager assumed principal responsibility for managing our affairs, our executive officers, who were employees of the Manager, which was a wholly-owned subsidiary of SL Green Realty Corp. or its affiliates, generally did not receive cash compensation from us for serving as our executive officers. However, in their capacities as officers or employees of the Manager or its affiliates, under the terms of the management agreement, they devoted all or a portion of their time to our affairs as was required for the performance of the duties of the Manager. Prior to the Internalization, the Manager informed us that, because the services performed by its officers or employees in those capacities as such may not be performed exclusively for us, it may not be able to segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by the Manager or its affiliates, including SL Green Realty Corp., that related to their services to us.

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our named executive officers. It is noted that a number of the executive compensation arrangements described below may be subject to adjustment for changes to be made in light of Section 409A of the Code.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Roger M. Cozzi Chief Executive Officer	2009	$326,923	$1,050,000	—	—	—	$1,376,923
	2008	—	—	$278,000	$81,000	—	$359,000
	2007	—	—	—	—	—	—
Timothy J. O’Connor President	2009	$261,539	$575,000	—	—	—	$836,539
	2008	—	—	$172,300	—	—	$172,300
	2007	—	—	—	—	—	—
Robert R. Foley Chief Operating Officer	2009	$261,539	$275,000	—	—	—	$536,539
	2008	—	—	$249,986	—	—	$249,986
	2007	—	—	$1,169,800	$111,681	$120,887	$1,402,548
Jon W. Clark(4) Chief Financial Officer	2009	$148,108	$255,000	—	—	—	$403,108
	2008	—	—	—	—	—	—
	2007	—	—	$72,450	$28,582	—	$101,032
Michael G. Kavourias Executive Vice President and Chief Legal Officer	2009	$241,346	$575,000	—	—	$16,565	$832,911
	2008	—	—	—	—	—	—
	2007	—	—	$272,205	$73,643	—	$345,848

*	The columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of the restricted stock awards and/or LTIP units issued to the executives in 2008 and 2007, respectively, as determined pursuant to FASB ASC Topic 718 (formerly SFAS 123R). The assumptions used to calculate the grant date value of such awards for 2009, 2008 and 2007 are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, 2008 and 2007, which were filed with the SEC on March 17, 2010, March 16, 2009 and March 17, 2008, respectively.
(2)	In accordance with SEC rules, amounts shown reflect the aggregate grant date fair value of stock options issued to the named executive officers in 2008 (with respect to Mr. Cozzi) and 2007 (with respect to Mssrs. Foley, Clark and Kavourias), as determined pursuant to FASB ASC Topic 718 (formerly SFAS 123R) and do not reflect the compensation costs recognized by us during the fiscal years ended December 31, 2009, 2008 and 2007. The assumptions used to calculate the value of option awards granted in 2008 and 2007 are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and 2007, which were filed with the SEC on March 16, 2009 and March 17, 2008, respectively. No stock option awards were issued to the named executive officers in 2009.
(3)	Represents the cash payments made with respect to estimated tax payments due on the restricted stock awards to the named executive officers.
(4)	On April 24, 2009, Mr. Clark was elected as our Chief Financial Officer.

Grants of Plan-Based Awards

We did not make any plan-based awards to named executive officers during the fiscal year ended December 31, 2009 and the Grants of Plan-Based Awards Table has been omitted.

Outstanding Equity Awards

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer at the fiscal year ended December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger M. Cozzi	100,000	(1)	200,000	(1)		$0.80	10/27/2018	—		—	—		—
	—		—		—	—	—	86,667	(2)	$224,468	—		—
	—		—		—	—	—	—		—	86,667	(2)	$224,468
	—		—		—	—	—	—		—	500,000	(3)	$1,295,000
Timothy J. O’Connor	—		—		—	—	—	43,334	(4)	$112,235
	—		—		—	—	—	—		—	43,334	(4)	$112,235
	—		—		—	—	—	—		—	150,000	(5)	$388,500
Robert R. Foley	113,461	(6)	—		—	$15.00	08/02/2014	8,781		$22,743	—		—
	27,015	(7)	—		—	$19.85	04/20/2015	—		—	—		—
	18,010	(8)	9,005	(8)	—	$30.89	01/02/2017	—		—	—		—
	16,209	(9)	—		—	$24.31	12/31/2017	—		—	—		—
Jon W. Clark	5,403	(10)	—		—	$26.82	06/25/2017	833		$21,578	—		—
	5,403	(9)				$22.50	12/31/2017
Michael G. Kavourias	12,966	(11)	—		—	$20.75	10/17/2015	—		—	—		—
	3,602	(8)	1,801		—	$27.72	01/03/2017	—		—	—		—
	3,602	(12)	7,204		—	$20.87	08/01/2017	—		—	—		—
	10,806	(9)	—		—	$22.50	12/31/2017	—		—	—		—

(1)	Includes an option award granted on 10/27/2008, which vests in three equal annual installments beginning on December 31, 2009.
(2)	Includes restricted stock awards granted on 10/27/2008, which vests in three equal annual installments beginning on December 31, 2009. The vesting of one-half of the shares scheduled to vest each year is further conditioned upon the attainment of specified performance-based vesting criteria. For a discussion of the performance-based vesting criteria, see “— Potential Payments Upon Termination or Change of Control — Restricted Stock Award Agreements.”
(3)	Includes LTIP Units granted on 10/27/2008 pursuant to our Amended and Restated Equity Incentive Plan, which will vest on December 31, 2011 if our stock price on such date is equal to or greater than $5.00 per share.

(4)	Includes restricted stock awards granted on 11/13/2008, which vests in three equal annual installments beginning on December 31, 2009. The vesting of one-half of the shares scheduled to vest each year is further conditioned upon the attainment of specified performance-based vesting criteria. For a discussion of the performance-based vesting criteria, see “— Potential Payments Upon Termination or Change of Control — Restricted Stock Award Agreements.”
(5)	Includes LTIP Units granted on 11/13/2008 pursuant to our Amended and Restated 2004 Equity Incentive Plan, which will vest on December 31, 2011 if our stock price on such date is equal to or greater than $5.00 per share.
(6)	Includes an option award granted on 08/02/2004, which vests in four equal annual installments beginning on June 30, 2005.
(7)	Includes an option award granted on 04/20/2005, which vests in three equal annual installments beginning on April 20, 2006.
(8)	Includes an option award granted on 01/02/2007, which vests in three equal annual installments beginning on January 2, 2008.
(9)	Includes an option award granted on 12/31/2007, a third of which vested immediately upon grant and the remaining portion vested in two equal annual installments beginning on December 31, 2008.
(10)	Includes an option award granted on 06/28/2007, which vests in three equal annual installments beginning on June 28, 2008.
(11)	Includes an option award granted on 10/17/2005, which vests in three equal annual installments beginning on October 17, 2006.
(12)	Includes an option award granted on 8/1/2007, which vests in three equal annual installments beginning on December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the exercise of stock options, stock appreciation rights, or SARs, and similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments for each named executive officer during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Roger M. Cozzi	—	—	86,666	$224,465
Timothy J. O’Connor	—	—	43,332	$112,230
Robert R. Foley	—	—	22,724	$36,488
Jon W. Clark	—	—	833	$1,392
Michael G. Kavouris	—	—	4,000	$8,290

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2009 from us under defined pension or defined contribution plans. See “— Summary Compensation Table.”

Nonqualified Deferred Compensation

Our company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments upon Termination or Change in Control

General

Our company maintains employment agreements with Messrs. Cozzi, O’Connor, Foley and Clark, as well as separate severance agreements with Messrs. Cozzi and O’Connor. This section of the proxy statement discusses the amount of compensation payable to each named executive officer upon termination of the executive officer (i) by us with “Cause,” (ii) by the named executive officer without “Good Reason,” (iii) by us without “Cause,” (iv) by the named executive officer with “Good Reason,” (v) in the event of death or “Disability” of the named executive officer or (vi) in connection with a “Change-in-Control” of our company (each, a “Triggering Event”) as described below. The following discussion assumes such termination was effective as of December 31, 2009 and estimates the amounts that would be paid out in such circumstances.

Our Compensation Committee believes that it is fair to provide accelerated vesting of equity grants upon a Change-in-Control. Very often, senior managers lose their jobs in connection with a Change-in-Control. By agreeing to accelerated vesting of equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Employment Agreements

Each of Roger M. Cozzi, Timothy J. O’Connor, Robert R. Foley and Jon W. Clark entered into employment agreements with our company. Illustrated below are the severance provisions associated with each Triggering Event discussed above.

Roger M. Cozzi.  Mr. Cozzi’s employment agreement has a term of three years, commencing on October 28, 2008 and ending on December 31, 2011, which will automatically renew for successive one-year periods unless either party serves the required notice under the agreement. The agreement provides for an annual salary of $500,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Cozzi for job performance. The target annual bonus for each year after 2008 will be at least $800,000. Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. Cozzi’s beneficiaries in the face amount of $5 million, or if not available at reasonable rates, to self-insure Mr. Cozzi up to the maximum cash severance payable under the agreement. If Mr. Cozzi is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for one year (or three months if his employment is terminated due to a non-renewal of the term of employment by us or terminated for Cause (as defined in Mr. Cozzi’s employment agreement) not related to our business, or six months if Mr. Cozzi terminates his employment after the payment of a discretionary bonus for any year in an amount less than $800,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of our company and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Cozzi in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Cozzi’s employment is terminated by us with “Cause” or by Mr. Cozzi without Good Reason (as defined in Mr. Cozzi’s employment agreement), Mr. Cozzi shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Cozzi’s employment is terminated by us without “Cause” or by Mr. Cozzi for Good Reason, Mr. Cozzi will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula. Mr. Cozzi will continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination. Mr. Cozzi will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurs in connection with or within 18 months after a Change-in-Control (as defined in Mr. Cozzi’s employment agreement), then Mr. Cozzi will be entitled to the payments and benefits described above for a period of 24 months following termination.
•	Termination upon Death. If Mr. Cozzi’s employment is terminated by us upon his death, his estate will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. Cozzi’s unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Cozzi’s employment is terminated by us upon his Disability (as defined in Mr. Cozzi’s employment agreement), Mr. Cozzi will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain conditions. Mr. Cozzi will continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Cozzi will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Cozzi’s potential payment and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement.

Roger M. Cozzi	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or For Good Reason	$500,000	$1,600,000	$19,637	$470,232	$2,589,869
Death	—	$800,000	—	$470,232	$1,270,232
Disability	$500,000	$1,600,000	$19,637	$470,232	$2,589,869
Without Cause or For Good Reason Following Change-in-Control	$1,000,000	$1,600,000	$39,273	$470,232	$3,109,505

(1)	Upon a hypothetical termination on December 31, 2009, Mr. Cozzi would be entitled to 12 months of additional vesting of any outstanding time-based restricted stock or stock option awards. Accordingly, Mr. Cozzi’s accelerated equity value includes the assumed acceleration of (i) 43,333 shares of time-based restricted stock and (ii) options to purchase 200,000 shares of our common stocks with an exercise price of $0.80 per share.

Timothy J. O’Connor.  Mr. O’Connor’s employment agreement has a term of three years, commencing on November 13, 2008 and ending on December 31, 2011, which will automatically renew for successive one-year periods unless either party serves the required notice under the agreement. The agreement provides for an annual salary of $400,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. O’Connor for job performance. The target annual bonus for each year after 2008 will be at least $500,000. If Mr. O’Connor is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for one year (or three months if his employment is terminated due to a non-renewal of the term of employment by us or terminated for Cause (as defined in Mr. O’Connor’s employment agreement) not related to our business, or six months if Mr. O’Connor terminates his employment after the payment of a discretionary bonus for any year in an amount less than $500,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of our company and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. O’Connor in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. O’Connor’s employment is terminated by us with “Cause” or by Mr. O’Connor without Good Reason (as defined in Mr. O’Connor’s employment agreement), Mr. O’Connor shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. O’Connor’s employment is terminated by us without “Cause” or by Mr. O’Connor for Good Reason, Mr. O’Connor will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula. Mr. O’Connor will continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. O’Connor will also have 12 months of additional vesting for his outstanding restricted stock, option or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurs in connection with or within 18 months after a Change-in-Control (as defined in Mr. O’Connor’s employment agreement), then Mr. O’Connor will be entitled to the payments and benefits described above for a period of 24 months following termination.
•	Termination upon Death. If Mr. O’Connor’s employment is terminated by us upon his death, his estate will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. O’Connor’s unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. O’Connor’s employment is terminated by us upon his Disability (as defined in Mr. O’Connor’s employment agreement), Mr. O’Connor will receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain conditions. Mr. O’Connor will continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. O’Connor will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. O’Connor’s potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement.

Timothy J. O’Connor	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or For Good Reason	$400,000	$1,000,000	$19,637	$56,115	$1,475,752
Death	—	$500,000	—	$56,115	$556,115
Disability	$400,000	$1,000,000	$19,637	$56,115	$1,475,752
Without Cause or For Good Reason Following Change-in-Control	$800,000	$1,000,000	$39,273	$56,115	$1,895,388

(1)	Upon a hypothetical termination on December 31, 2009, Mr. O’Connor would be entitled to 12 months of additional vesting of any outstanding time-based restricted stock or stock option awards. Accordingly, Mr. O’Connor’s accelerated equity value includes the assumed acceleration of 21,666 shares of time-based restricted stock.

Robert R. Foley.  The term of Mr. Foley’s employment agreement commenced in July 2004 and as amended, ends on August 2, 2010, subject to extension by mutual agreement of the parties. The agreement provides for a minimum annual salary of $350,000 and such discretionary annual bonuses of at least $250,000 as we, in our sole discretion, may deem appropriate to reward Mr. Foley for job performance. In the discretion of the Compensation Committee of our Board of Directors, Mr. Foley is eligible to participate in our Amended and Restated 2004 Equity Incentive Plan. If Mr. Foley is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for one year; (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of our company and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Foley in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Foley’s employment is terminated by us with Cause (as defined in Mr. Foley’s employment agreement) or by Mr. Foley without Good Reason (as defined in Mr. Foley’s employment agreement), Mr. Foley shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Foley’s employment is terminated by us without Cause or by Mr. Foley for Good Reason, Mr. Foley will receive annual base salary and minimum bonus for a period of 12 months following termination. Any unvested equity awards granted to Mr. Foley that would otherwise vest and become exercisable during the 12-month period following termination will be vested or become exercisable on the date of termination. Mr. Foley will also have six months of additional vesting for his outstanding unexercised stock options.
•	Termination for Cause or without Good Reason. Under certain limited circumstances in which Mr. Foley’s employment is terminated by us for Cause or by Mr. Foley without Good Reason, Mr. Foley will be entitled to exercise any stock options which have vested as of the termination date but only for a period of three months after such termination.
•	Termination upon Death. If Mr. Foley’s employment is terminated by us upon his death, his estate will receive annual base salary and pro rata portion of the annual performance bonus for a period of six months following termination. In addition, Mr. Foley will be entitled to six months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Foley’s employment is terminated by us upon his Disability (as defined in Mr. Foley’s employment agreement), Mr. Foley will receive annual base salary and pro rata portion of the annual performance bonus for a period of six months following termination. In addition, Mr. Foley will be entitled to six months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Foley’s potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement.

Robert R. Foley	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or For Good Reason	$700,000	$500,000	—	—	$1,200,000
Death	$175,000	$125,000	—	—	$300,000
Disability	$175,000	$125,000	—	—	$300,000
Without Cause or For Good Reason Following Change-in-Control	$700,000	$500,000	—	—	$1,200,000

(1)	Upon a hypothetical termination on December 31, 2009, Mr. Foley would be entitled to 12 months (6 months in connection with Death or Disability) of additional vesting of any outstanding time-based restricted stock or stock option awards. Accordingly, Mr. Foley’s accelerated equity value includes the assumed acceleration of options to purchase 8,334 shares of our common stocks with an exercise price of $30.89 per share.

Jon W. Clark.  Mr. Clark’s employment agreement has an initial term of three years, commencing on April 24, 2009 and ending on April 30, 2012, which will automatically renew for successive one-year periods unless either party serves the required notice under the agreement. The agreement provides for an annual salary of $225,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Clark for job performance. The target annual bonus for each year after 2009 will be at least $200,000. If Mr. Clark is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for six months (or three months if his employment is terminated due to a non-renewal of the term of employment by us for Cause (as defined in Mr. Clark’s employment agreement) not related to our business or if Mr. Clark terminates his employment after the payment of a discretionary bonus for any year in an amount less than $200,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of our company and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Clark in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Clark’s employment is terminated by us with “Cause” or by Mr. Clark without Good Reason (as defined in Mr. Clark’s employment agreement), Mr. Clark shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Clark’s employment is terminated by us without Cause or by Mr. Clark for Good Reason, Mr. Clark will receive (i) annual base salary for a period of six months following termination and (ii) a prorated annual bonus and an additional 6-month performance bonus, subject to certain formula. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurs in connection with or within 18 months after a Change-in-Control (as defined in Mr. Clark’s employment agreement), then Mr. Clark will be entitled to the payments and benefits described above for a period of 12 months following termination.
•	Termination upon Death. If Mr. Clark’s employment is terminated by us upon his death, his estate will receive (i) any earned and accrued by unpaid base salary and (ii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. Clark’s unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Clark’s employment is terminated by us upon his Disability (as defined in Mr. Clark’s employment agreement), Mr. Clark will receive (i) annual base salary for a period of six months following termination and (ii) a prorated annual bonus and an additional six-month performance bonus, subject to certain conditions. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Clark’s potential payments and other benefits upon termination of employment or Change-in-Control of our company under his employment agreement.

Jon W. Clark	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or For Good Reason	$112,500	$300,000	$9,818	$2,158	$424,476
Death	—	$200,000	—	$2,158	$202,158
Disability	$112,500	$300,000	$9,818	$2,158	$424,476
Without Cause or For Good Reason Following Change-in-Control	$225,000	$400,000	$19,637	$2,158	$646,795

(1)	Upon a hypothetical termination on December 31, 2009, Mr. Clark would be entitled to 12 months of additional vesting of any outstanding time-based restricted stock or stock option awards. Accordingly, Mr. Clark’s accelerated equity value includes the assumed acceleration of (i) 2,500 shares of time-based restricted stock, (ii) options to purchase 5,403 shares of our common stocks with an exercise price of $26.82 per share, and (iii) options to purchase 5,403 shares of our common stock with an exercise price of $22.50 per share..

Severance Agreements

Roger M. Cozzi.  Mr. Cozzi entered into a severance agreement with us pursuant to which he will be entitled to receive certain benefits upon the termination of his employment with us. The severance agreement provides for an original term that will terminate on December 31, 2011, with one automatic one-year extension and subsequent automatic six-month extensions, unless either party gives the other party at least three months written notice that the agreement is not to be extended. Pursuant to the severance agreement, if Mr. Cozzi’s employment with us is terminated by us without Cause (as defined in Mr. Cozzi’s employment agreement) or by Mr. Cozzi with Good Reason (as defined in Mr. Cozzi’s employment agreement), Mr. Cozzi will be credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. In addition, if Mr. Cozzi’s employment with us is terminated due to his death or Disability (as defined in Mr. Cozzi’s employment agreement), he will be credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. However, if Mr. Cozzi is terminated by us for “Cause” or if he voluntarily terminates his employment with us without “Good Reason”, all of the equity awards previously granted to him that have not yet vested, including restricted stock and options to purchase our common stock, will be forfeited.

Timothy J. O’Connor.  Mr. O’Connor entered into a severance agreement with us pursuant to which he will be entitled to receive certain benefits upon the termination of his employment with us. Pursuant to the severance agreement, if Mr. O’Connor’s employment with us is terminated by us without Cause (as defined in Mr. O’Connor’s employment agreement) or by Mr. O’Connor with Good Reason (as defined in Mr. O’Connor’s employment agreement), Mr. O’Connor will be credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. In addition, if Mr. O’Connor’s employment with us is terminated due to his death or Disability (as defined in Mr. O’Connor’s employment agreement), he will be credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. However, if Mr. O’Connor is terminated by us for “Cause” or if he voluntarily terminates his employment with us without “Good Reason”, all of the equity awards previously granted to him that have not yet vested, including restricted stock and options to purchase our common stock, will be forfeited. The severance agreement is scheduled to terminate on December 31, 2011, provided that this termination date will be automatically extended for successive one-year periods unless either party gives at least three months’ prior written notice of non-renewal.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2009, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,516,394	$16.70	1,157,127
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,516,394	$16.70	1,157,127

(1)	Includes information related to our Amended and Restated 2004 Equity Incentive Plan.

Equity Incentive Plan

Prior to the Internalization, our Board of Directors adopted the July 2004 meeting of our Board of Directors, and our stockholders ratified, a long-term, ten-year compensation program, which was later amended and restated, for certain co-leased employees, directors, officers, advisors, consultants and other personnel, including the Manager and employees of the Manager and SL Green Realty Corp., and any of our joint venture affiliates or those of SL Green Realty Corp. Of the options or stock that have not been granted at the time of our initial public offering, our Compensation Committee shall have the right to make such awards in the form of equity incentive compensation on such terms as our Compensation Committee may deem appropriate. Subsequent to the Internalization, our Compensation Committee has the authority to administer and interpret our 2004 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of certain of our employees, directors, officers, advisors, consultants and other personnel and any of our joint venture affiliates to receive an award, to determine the number of shares of common stock to be converted by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate. Our Compensation Committee, in its discretion, may delegate to our Chief Executive Officer all or part of the Committee’s authority and duties with respect to awards; provided, however, that we may not delegate its authority and duties with respect to awards that have been, or will be, granted to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer or President or any Executive Vice President.

Subject to adjustment upon certain corporate transactions or events, up to a maximum of 6,250,000 shares, but not more than 10% of the common stock outstanding at the time of the grant, may be subject to stock options, restricted stock, phantom stock and dividend equivalent rights under our 2004 Equity Incentive Plan. The maximum number of shares of common stock that may underlie awards, other than options, to any eligible person in any one year, shall not exceed 200,000, to the extent such awards are intended to qualify as performance-based compensation under Section 162(m) of the Code, or 800,000, to the extent such awards are not intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 300,000 shares of our common stock in one year. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under our 2004 Equity Incentive Plan. If an option or other award granted under our 2004 Equity Incentive Plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless our 2004 Equity Incentive Plan is previously terminated by our Board of Directors, no new award may be granted under our 2004 Equity Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our Board of Directors. No award may be granted under our 2004 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of our outstanding common stock. At December 31, 2009, approximately 1,157,127 shares of common stock were available for issuance under our 2004 Equity Incentive Plan.

Outperformance Plan

In June 2005, our Compensation Committee approved a long-term incentive compensation program, our 2005 Outperformance Plan. Participants in our 2005 Outperformance Plan, were to share in a “performance pool” if our total return to stockholders for the period from June 1, 2005 through May 31, 2008 exceeded a cumulative total return to stockholders of 30% during the measurement period over a base share price of $20.21 per share. The size of the pool was to be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum limit equal to the lesser of 4% of our outstanding shares and units of limited partnership interest as of the end of the performance period, or 1,200,000 shares. If our total return to stockholders from June 1, 2005 to any subsequent date exceeded 80% and remained at that level or higher for 30 consecutive days, then a minimum performance pool would have been established. In the event the potential performance pool reached the maximum dilution cap before May 31, 2008 and remained at that level or higher for 30 consecutive days, the performance period was to end early and the pool was to be formed on the last day of such 30-day period. Each participant’s award under our 2005 Outperformance Plan was to be designated as a specified percentage of the aggregate performance pool to be allocated to such participant assuming the 30% benchmark was achieved. Individual awards under our 2005 Outperformance Plan were to be made in the form of LTIP Units, that may ultimately become exchangeable for shares of our common stock or cash, at our election. Under our 2005 Outperformance Plan, LTIP Units would be granted and additional LTIP Units may be granted in the future prior to the determination of the performance pool; however, they were only to vest upon satisfaction of performance and other thresholds, and were not entitled to distributions until after the performance pool, or minimum performance pool, was established. Our 2005 Outperformance Plan provided that if a pool was established, each participant would also be entitled to the distributions that would have been paid on the number of LTIP Units earned, had they been issued at the beginning of the performance period. Those distributions were to be paid in the form of additional LTIP Units. Once a performance pool had been established, the earned LTIP Units were to receive regular quarterly distributions on a per unit basis equal to the dividends per share paid on our common stock, whether or not they were vested. Any LTIP Units not earned upon the establishment of the performance pool were to be automatically forfeited, and the LTIP Units that were to be earned would be subject to time-based vesting, with 50% of the LTIP Units earned vesting in May 2010 and the balance vesting one year later based on continued employment with the Manager or SL Green Realty Corp. As of the conclusion of the performance period ended May 31, 2008, we did not meet the required 30% benchmark level for TRS, and consequently no awards were earned under our 2005 Outperformance Plan and our 2005 Outperformance Plan expired as of that date.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participate on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of April 29, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after April 29, 2010.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name**	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Total(1)
SL Green Realty Corp. and SL Green Operating Partnership, L.P.	6,219,370	(2)	12.47%
Roger M. Cozzi	297,984		*
Timothy J. O’Connor	130,000		*
Robert R. Foley	277,481	(3)	*
Marc Holliday	255,586	(4)	*
Allan J. Baum	107,282	(5)	*
Jeffrey E. Kelter	116,293	(6)	*
Paul J. Konigsberg	107,127	(7)	*
Charles S. Laven	104,653	(8)	*
Jon W. Clark	13,306	(9)	*
Michael G. Kavouris	51,879	(10)	*
All Directors and Executive Officers as a Group (10 Persons)	1,461,591		2.9%
Appaloosa Partners Inc.	4,589,395	(11)	9.20%
He Zhengxu	3,018,055	(12)	6.05%
The Vanguard Group, Inc.	3,869,007	(13)	7.75%
Janus Capital Management LLC	2,665,066	(14)	5.34%
BlackRock, Inc.	2,913,034	(15)	5.84%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
(1)	As of April 29, 2010, 49,906,180 shares of common stock were outstanding.
(2)	Based solely on information contained in Schedule 13G/A filed jointly by SL Green Realty Corp. and SL Green Operating Partnership, L.P. on February 5, 2009. SL Green Realty Corp. and SL Green Operating Partnership, L.P. have shared voting and dispositive power over 6,219,370 shares of common stock.
(3)	Includes 183,700 shares of common stock issuable upon exercise of options.
(4)	Includes 106,258 shares of common stock issuable upon exercise of options. On April 22, 2010, Mr. Holliday notified our Board of Directors that he would not stand for election as a Class III director for a new term. However, Mr. Holliday has agreed with our Board of Directors that he would remain as a director for a unspecified period of time following our 2010 annual meeting to allow our Board of Directors to search for and appoint a replacement director. Our Board of Directors intends for such new director to stand for election at our 2011 annual meeting of stockholders for the remainder of such director’s Class III term.
(5)	Includes 28,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 76,274.36 phantom units.
(6)	Includes 28,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 85,284.79 phantom units.
(7)	Includes 28,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 76,119.36 phantom units.
(8)	Includes 28,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 73,645.15 phantom units.
(9)	Includes 10,806 shares of common stock issuable upon exercise of options.
(10)	Includes 36,379 shares of common stock issuable upon exercise of options.
(11)	The business address for this stockholder is Appaloosa Management L.P., 51 John F. Kennedy Parkway, Short Hills, NJ 07078. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder, Appaloosa Management L.P., David A. Tepper (collectively, “Appaloosa”), Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”), and Thoroughbred Master Ltd. (“TML”) on February 12, 2010. Appaloosa has shared voting and dispositive power over all of these shares. AILP, Palomino, TFLP and TML have shared voting and dispositive power over 1,491,555 shares, 2,179,964 shares, 449,027 shares and 468,849 shares, respectively.
(12)	The address for this stockholder is Institution of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, People’s Republic of China. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder and He & Fang 2005 Revocable Living Trust on January 20, 2010. This stockholder has shared voting and dispositive power over these shares.
(13)	The business address for this stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on information contained in Schedule 13G/A filed jointly by The Vanguard Group, Inc. and Vanguard Fiduciary Trust Company (collectively, “Vanguard”) on February 1, 2010. Vanguard Fiduciary Trust Company has sole voting power over 55,421 shares of common stock and Vanguard has shared dispositive power over 55,421 shares of common stock.
(14)	The business address for this stockholder is 151 Detroit Street, Denver, CO 80206. Based solely on information contained in Schedule 13G/A filed by this stockholder on February 16, 2010.
(15)	The business address for this stockholder is 40 East 52nd Street, New York, NY 10022. Based solely on information contained in Schedule 13G filed by this stockholder on January 20, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis in 2009, except that Allan J. Baum, Jeffrey E. Kelter, Paul J. Konigsberg and Charles S. Laven, our directors, each did not timely file one Form 4 to report a transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock)) shall be subject to approval or ratification in accordance with the following procedures.

Our Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee’s guidelines and that the related party transaction remains appropriate.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Internalization

On April 24, 2009, in connection with the Internalization, we and our Operating Partnership entered into a securities transfer agreement with SL Green Operating Partnership, L.P., GKK Manager Member Corp. and SL Green Realty Corp. pursuant to which (i) SL Green Operating Partnership, L.P. and GKK Manager Member Corp. agreed to transfer to our Operating Partnership membership interests in the Manager and (ii) SL Green Operating Partnership, L.P. agreed to transfer to our Operating Partnership its Class B limited partner interests in our Operating Partnership, in exchange for certain de minimis cash consideration. The securities transfer agreement contains standard representations, warranties, covenants and indemnities. No distributions were due on the Class B limited partner interests for the year ended December 31, 2009, or otherwise in connection with the Internalization.

Concurrently with the execution of the securities transfer agreement, we also entered into a special rights agreement with SL Green Operating Partnership, L.P. and SL Green Realty Corp. (collectively, “SL Green”) pursuant to which SL Green agreed to provide us certain management information systems services from April 24, 2009 through the date that was 90 days thereafter and we agreed to pay SL Green Operating Partnership, L.P. a monthly cash fee of $25,000 in connection therewith. We also agreed to use our best efforts to operate as a real estate investment trust during each taxable year and to cause our tax counsel to provide legal opinions to SL Green Realty Corp. relating to our real estate investment trust status. Other than with respect to the transitional services provisions of the special rights agreement as set forth therein, the special rights agreement will terminate when SL Green Operating Partnership, L.P. ceases to own at least 7.5% of the shares of our common stock.

We refer to this transaction as the Internalization throughout this proxy statement.

Management Agreement

In connection with our initial public offering, we entered into a management agreement with the Manager, which was subsequently amended and restated in April 2006. The management agreement was further amended in September 2007, and amended and restated in October 2008, and was subsequently terminated in connection with the Internalization. Prior to the Internalization, the management agreement provided for a term through December 2009 with automatic one-year extension options and was subject to certain termination rights. We paid the Manager an annual management fee equal to 1.75% of our gross stockholders equity (as defined in the management agreement) inclusive of our trust preferred securities. In October 2008, we entered into the second amended and restated management agreement with the Manager which generally contained the same terms and conditions as the amended and restated management agreement, except for the following material changes: (1) reduced the annual base management fee to 1.50% of our gross stockholders equity; (2) reduced the termination fee to an amount equal to the management fee earned by the Manager during the 12 months preceding the termination date; and (3) commencing July 2008, all fees in connection with collateral management agreements were to be remitted by the Manager to us. We incurred expense to the Manager under the management agreement of an aggregate of approximately $7,534,000, $21,058,000, and $13,135,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

Prior to the Internalization, to provide an incentive to enhance the value of our common stock, the holders of the Class B limited partner interests of our Operating Partnership were entitled to an incentive return equal to 25% of the amount by which FFO plus certain accounting gains and losses (as defined in the partnership agreement of our Operating Partnership) exceed the product of the weighted average stockholders’ equity (as defined in the partnership agreement of our Operating Partnership) multiplied by 9.5% (divided by four to adjust for quarterly calculations). We recorded any distributions on the Class B limited partner interests as an incentive distribution expense in the period when earned and when payments of such amounts had become probable and reasonably estimable in accordance with the partnership agreement. In October 2008, we entered into a letter agreement with the Class B limited partners to waive the incentive distribution that would have otherwise been earned for the period July 1, 2008 through December 31, 2008 and provided that starting January 1, 2009, the incentive distribution was to be paid, at our option, in cash or shares of common stock. In December 2008, we entered into a letter agreement with the Manager and SL Green Realty Corp. pursuant to which the Manager agreed to pay $2,750,000 in cash and SL Green Realty Corp. transferred 1,900,000 shares of our common stock to us, in full satisfaction of all potential obligations that the holders of the Class B limited partner interests may have had to our Operating Partnership, and our Operating Partnership may have had to the holders, each in accordance with the amended operating partnership agreement of our Operating Partnership, in respect of the recalculation of the distribution amount to the holders at the end of the 2008 calendar year. The cash portion of the letter agreement was recorded as a reduction in incentive distribution. We incurred approximately $2,350,000 and $32,235,000 in incentive distributions with respect to such Class B limited partner interests for the years ended December 31, 2008 and 2007, respectively. No incentive distribution was earned by the Class B limited partner interests for the year ended December 31, 2009.

Asset Servicing Agreement and Outsource Agreement

Prior to the Internalization, we were obligated to reimburse the Manager for its costs incurred under an asset servicing agreement between the Manager and an affiliate of SL Green and a separate outsource agreement between the Manager and SL Green Operating Partnership, L.P. The asset servicing agreement, which was amended and restated in April 2006, provided for an annual fee payable to SL Green Operating Partnership, L.P. by us of 0.05% of the book value of all credit tenant lease assets and non-investment grade bonds and 0.15% of the book value of all other assets. The outsource agreement provided for an annual fee payable by us, which became $2,814 per year subsequent to the closing of the American Financial merger to reflect higher costs resulting from the increased size and number of assets of the combined company, increasing 3% annually over the prior year on the anniversary date of the outsource agreement in August of each year. For the years ended December 31, 2008 and 2007, we realized expense of approximately $1,721,000 and $1,343,000, respectively, to the Manager under the outsource agreement. For the years ended December 31, 2009, 2008, and 2007, we realized expense of approximately $0, $4,022,000 and $3,564,000, respectively, to the Manager under the asset servicing agreement. In October 2008, the outsource agreement was terminated and the asset servicing agreement was replaced with that certain interim asset servicing agreement between the Manager and an affiliate of SL Green Realty Corp., pursuant to which we were obligated to reimburse the Manager for its costs incurred thereunder from October 2008 until April 24, 2009 when such agreement was terminated in connection with the Internalization. Pursuant to that agreement, the SL Green Realty Corp. affiliate acted as the rated special servicer to our collateralized debt obligations, or CDOs, for a fee equal to two basis points per year on the carrying value of the specially serviced loans assigned to it. Concurrent with the Internalization, the Manager entered into a special servicing agreement with an affiliate of SL Green Realty Corp. pursuant to which the SL Green Realty Corp. affiliate agreed to act as the rated special servicer to our CDOs for a period beginning on April 24, 2009 through the date that is the earlier of (i) 60 days thereafter and (ii) a date on which a new special servicing agreement is entered into between the Manager and a rated third-party special servicer. The SL Green Realty Corp. affiliate was entitled to a servicing fee equal to (i) 25 basis points per year on the outstanding principal balance of assets with respect to certain specially serviced assets and (ii) two basis points per year on the outstanding principal balance of assets with respect to certain other assets. The April 24, 2009 agreement expired effective June 23, 2009.

Services Agreement

On October 27, 2008, we entered into a services agreement, or the Services Agreement, with SL Green Realty Corp. and SL Green Operating Partnership, L.P., which was subsequently terminated in connection with the Internalization. Pursuant to the Services Agreement, SL Green agreed to provide consulting and other services to us. SL Green agreed to make Marc Holliday, Andrew Mathias and David Schonbraun available in connection with the provision of the services until the earliest of (i) September 30, 2009, (ii) the termination of the management agreement or (iii) with respect to a particular executive, the termination of any such executive’s employment with SL Green Realty Corp. In consideration for the consulting services, we paid a fee to SL Green of $200,000 per month, payable, at our option, in cash or, if permissible under applicable law or the requirements of the exchange on which the shares of our common stock trade, shares of our common stock. SL Green also agreed to provide us with certain other services described in the Services Agreement for a fee of $100,000 per month in cash and for a period terminating at the earlier of (i) three months after the date of the Services Agreement, subject to a one-time 30-day extension or (ii) the termination of the management agreement.

Collateral Management Agreements

In connection with the closing of our first CDO in July 2005, the 2005 Issuer, entered into a collateral management agreement with the Manager. Pursuant to the collateral management agreement, the Manager agreed to provide certain advisory and administrative services in relation to the collateral debt securities and other eligible investments securing the CDO notes. The collateral management agreement provides for a senior collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.15% per annum of the net outstanding portfolio balance, and a subordinate collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.25% per annum of the net outstanding portfolio balance. Net outstanding portfolio balance is the sum of the (i) aggregate principal balance of the collateral debt securities, excluding defaulted securities, (ii) aggregate principal balance of all principal proceeds held as cash and eligible investments in certain accounts, and (iii) with respect to the defaulted securities, the calculation amount of such defaulted securities. Prior to the Internalization, as compensation for the performance of its obligations as collateral manager under the first CDO, our Board of Directors had allocated to the Manager the subordinate collateral management fee paid on the CDO securities not held by us. In October 2008, pursuant to the second amended and restated management agreement, the Manager had, commencing July 1, 2008, agreed to remit this amount to us. At September 30, 2009 and December 31, 2008, we owned all of the non-investment grade bonds, preferred equity and equity in our 2005 CDO. The senior collateral management fee and balance of the subordinate collateral management fee is allocated to us. For the years ended December 31, 2008 and 2007, we realized expense of approximately $1,024,000 and $2,054,000, respectively, to the Manager under such collateral management agreement.

Prior to the Internalization, fees payable in connection with CDOs or other securitization vehicles, except for the 2005 CDO, were governed by the management agreement. Pursuant to the management agreement, if a collateral manager is retained as part of the formation of a CDO or other securitization vehicle, the Manager or an affiliate will be the collateral manager and will receive the following fees: (i) 0.25% per annum of the principal amount outstanding of bonds issued by a managed transitional CDO that are owned by third-party investors unaffiliated with us or the Manager, which CDO is structured to own loans secured by transitional properties, (ii) 0.15% per annum of the book value of the principal amount outstanding of bonds issued by a managed non-transitional CDO that are owned by third-party investors unaffiliated with us or the Manager, which CDOs structured to own loans secured by non-transitional properties, (iii) 0.10% per annum of the principal amount outstanding of bonds issued by a static CDO that are owned by third party investors unaffiliated with us or the Manager, which CDO is structured to own non-investment grade bonds, and (iv) 0.05% per annum of the principal amount outstanding of bonds issued by a static CDO that are owned by third-party investors unaffiliated with us or the Manager, which CDO is structured to own investment grade bonds. For the purposes of the management agreement, a “managed transitional” CDO means a CDO that is actively managed, has a reinvestment period and is structured to own debt collateral secured primarily by non-stabilized real estate assets that are expected to experience substantial net operating income growth, and a “managed non-transitional” CDO means a CDO that is actively managed, has a reinvestment period and is structured to own debt collateral secured primarily by stabilized real estate assets that are not expected to experience substantial net operating income growth. Both “managed transitional” and “managed non-transitional” CDOs may at any given time during the reinvestment period of the respective vehicles invest in and own non-debt collateral (in limited quantity) as defined by the respective indentures. If any fees are paid to the collateral manager in excess of the fee structure provided for above, such fees are paid to us. In October 2008, pursuant to the second amended and restated management agreement, the Manager, commencing July 1, 2008, agreed to remit this amount to us. For the years ended December 31, 2008 and 2007, we realized expense of approximately $1,574,000 and $2,575,000, respectively, to the Manager under this agreement.

In connection with the Internalization, the management agreement was terminated and the fees payable in connection with our 2006 and 2007 CDOs will be governed by their respective collateral management agreements. The collateral management agreement for our 2006 CDO provides for a senior collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.15% per annum of the net outstanding portfolio balance, and a subordinate collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.25% per annum of the net outstanding portfolio balance. Net outstanding portfolio balance is the sum of (i) the aggregate principal balance of the collateral debt securities, excluding defaulted securities, (ii) the aggregate principal balance of all principal proceeds held as cash and eligible investments in certain accounts, and (iii) with respect to the defaulted securities, the calculation amount of such defaulted securities. The collateral management agreement for our 2007 CDO provides for a senior collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to (i) 0.05% per annum of the aggregate principal balance of the CMBS securities, (ii) 0.10% per annum of the aggregate principal balance of loans, preferred equity securities, cash and certain defaulted securities, and (iii) a subordinate collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.15% per annum of the aggregate principal balance of the loans, preferred equity securities, cash and certain defaulted securities.

Leases

Commencing in May 2005, we are party to a lease agreement with SLG Graybar Sublease LLC, an affiliate of SL Green Realty Corp., for our corporate offices at 420 Lexington Avenue, New York, New York. The lease is for approximately 7,300 square feet and carries a term of 10 years with rents of approximately $249,000 per annum for year one rising to $315,000 per annum in year 10. In May and June 2009, we amended our lease with SLG Graybar Sublease LLC to increase the leased premises by approximately 2,260 square feet. The additional premises are leased on a co-terminus basis with the remainder of our leased premises and carry rents of approximately $103,000 per annum during the initial year and $123,000 per annum during the final lease year. For the years ended December 31, 2009, 2008 and 2007, we paid approximately $710,000, $423,000 and $235,000 under this lease, respectively.

SL Green Operating Partnership, L.P. and SL Green Realty Corp. Interests in Gramercy Investments

In July 2005, we closed on the purchase from an SL Green Realty Corp. affiliate of a $40,000,000 mezzanine loan which bears interest at 11.20%. As part of that sale, the seller retained an interest-only participation. The mezzanine loan is secured by the equity interests in an office property in New York, New York. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $39,285,000 and $39,520,000, respectively.

In March 2006, we closed on the purchase of a $25,000,000 mezzanine loan, which bears interest at one-month LIBOR plus 8.00%, to a joint venture in which SL Green Realty Corp. was an equity holder. The mezzanine loan was repaid in full on May 8, 2006, when we originated a $90,287,000 whole loan, which bears interest at one-month LIBOR plus 2.75%, to the joint venture. The whole loan is secured by office and industrial properties in northern New Jersey and has a book value of approximately $64,130,000 and $90,595,000 as of December 31, 2009 and December 31, 2008, respectively.

In June 2006, we closed on the acquisition of a 49.75% TIC interest in 55 Corporate Drive, located in Bridgewater, New Jersey with a 0.25% interest to be acquired in the future. The remaining 50% of the property was owned as a TIC interest by an affiliate of SL Green Operating Partnership, L.P. The property comprised of three buildings totaling approximately 670,000 square feet which was 100% net leased to an entity whose obligations were guaranteed by Sanofi-Aventis Group through April 2023. The transaction was valued at $236,000,000 and was financed with a $190,000,000, 10-year, fixed-rate first mortgage loan. In January 2009, together with SL Green Realty Corp., we sold 100% of the respective interests in 55 Corporate.

In December 2006, we acquired from a financial institution a pari-passu interest of $125,000,000 in a $200,000,000 mezzanine loan, which bears interest at 6.384% and is secured by a multi-family portfolio in New York, New York. An affiliate of SL Green Realty Corp. simultaneously acquired the remaining $75,000,000 pari-passu interest in the mezzanine loan. As of December 31, 2008 and December 31, 2007, the loan has a book value of approximately $118,703,000 and $108,034,000, respectively.

In January 2007, we originated two mezzanine loans totaling $200,000,000. The $150,000,000 loan was secured by a pledge of cash flow distributions and partial equity interests in a portfolio of multi-family properties and bore interest at one-month LIBOR plus 6.00%. The $50,000,000 loan was initially secured by cash flow distributions and partial equity interests in an office property. On March 8, 2007, the $50,000,000 loan was increased by $31,000,000 when the existing mortgage loan on the property was defeased, upon which event our loan became secured by a first mortgage lien on the property and was reclassified as a whole loan. The whole loan currently bears interest at one-month LIBOR plus 6.00% for the initial funding and one-month LIBOR plus 1.00% for the subsequent funding. At closing, an affiliate of SL Green Realty Corp. acquired from us and held a 15.15% pari-passu interest in the mezzanine loan and the whole loan. As of December 31, 2009 and December 31, 2008, our interest in the whole loan had a carrying value of approximately $63,894,000 and $66,707,000, respectively. The investment in the mezzanine loan was repaid in full in September 2007.

In April 2007, we purchased for $103,200,000 a 45% TIC interest to acquire the fee interest in a parcel of land located at 2 Herald Square, located along 34th Street in New York, New York. The acquisition was financed with a $86,063,000 10-year fixed rate mortgage loan. The property is subject to a long-term ground lease with an unaffiliated third party for a term of 70 years. The remaining TIC interest is owned by a wholly-owned subsidiary of SL Green Realty Corp. The TIC interests are pari-passu. As of December 31, 2009 and December 31, 2008, the investment had a carrying value of approximately $31,557,000 and $26,118,000, respectively. We recorded our pro rata share of net income of approximately $4,988,000, $5,228,000 and $3,105,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

In July 2007, we purchased for $144,240,000 an investment in a 45% TIC interest to acquire a 79% fee interest and 21% leasehold interest in the fee position in a parcel of land located at 885 Third Avenue, on which is situated The Lipstick Building. The transaction was financed with a $120,443,000 10-year fixed rate mortgage loan. The property is subject to a 70-year leasehold ground lease with an unaffiliated third party. The remaining TIC interest is owned by a wholly-owned subsidiary of SL Green Realty Corp. The TIC interests are pari-passu. As of December 31, 2009 and December 31, 2008, the investment had a carrying value of approximately $45,695,000 and $37,070,000, respectively. We recorded our pro rata share of net income of approximately $5,972,000, $6,292,000 and $2,480,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Our agreements with SL Green Realty Corp. in connection with our commercial property investments in 885 Third Avenue and 2 Herald Square contain a buy-sell provision that can be triggered by us in the event we and SL Green Realty Corp. are unable to agree upon a major decision that would materially impair the value of the assets. Such major decisions involve the sale or refinancing of the assets, any extensions or modifications to the leases with the tenant therein or any material capital expenditures.

In September 2007, we acquired a 50% interest in a $25,000,000 senior mezzanine loan from SL Green Realty Corp. Immediately thereafter we, along with SL Green Realty Corp., sold all of our interests in the loan to an unaffiliated third party. Additionally, we acquired from SL Green Realty Corp. a 100% interest in a $25,000,000 junior mezzanine loan associated with the same properties as the preceding senior mezzanine loan. Immediately thereafter we participated 50% of its interest in the loan back to SL Green Realty Corp. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $0 and $11,925,000, respectively. In October 2007, we acquired a 50% pari-passu interest in $57,795,000 of two additional tranches in the senior mezzanine loan from an unaffiliated third party. At closing, an affiliate of SL Green Realty Corp. simultaneously acquired the other 50% pari-passu interest in the two tranches. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $319,000 and $28,026,000, respectively.

In November 2007, we acquired from a syndicate comprised of financial institutions a $25,000,000 interest in a $100,000,000 junior mezzanine investment secured by a hotel portfolio and franchise headquarters. An affiliate of SL Green Realty Corp. simultaneously acquired and owns another $25,000,000 interest in the investment. The investment was purchased at a discount and bears interest at an effective spread to one-month LIBOR of 9.50%. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $50,000 and $22,656,000, respectively.

In December 2007, we acquired a $52,000,000 interest in a senior mezzanine loan from a financial institution. Immediately thereafter, we participated 50% of our interest in the loan to an affiliate of SL Green Realty Corp. The investment, which is secured by an office building in New York, New York, was purchased at a discount and bears interest at an effective spread to one-month LIBOR of 5.00%. In July 2009, we sold our remaining interest in the loan to an affiliate of SL Green Realty Corp. for $16,120 pursuant to purchase rights established when the loan was acquired. The sale includes contingent participation in future net proceeds from SL Green Realty Corp. of up to $1,040,000 in excess of the purchase price upon their ultimate disposition of the loan. As of December 31, 2009 and December 31, 2008, the loan had a book value of approximately $0 and $24,599,000, respectively.

In December 2007, we acquired a 50% interest in a $200,000,000 senior mezzanine loan from a financial institution. Immediately thereafter, we participated 50% of our interest in the loan to an affiliate of SL Green Realty Corp. The investment was purchased at a discount and bears interest at an effective spread to one-month LIBOR of 6.50%. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $28,228,000 and $46,488,000, respectively.

In connection with the closing of the acquisition of American Financial, as part of a larger financing, we received financing of $50,000,000 from SL Green Realty Corp. An affiliate of SL Green Realty Corp. was granted 644,787 shares of common stock for services rendered, subject to a one-year vesting period. These shares had a value of approximately $11,213,000 on the date of issuance.

In August 2008, we closed on the purchase from an SL Green Realty Corp. affiliate of a $9,375,000 pari-passu participation interest in a $18,750,000 first mortgage. The loan is secured by a retail shopping center located in Staten Island, New York. The investment bears interest at a fixed rate of 6.50%. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $9,926,000 and $9,324,000, respectively.

In September 2008, we closed on the purchase from an SL Green Realty Corp. affiliate of a $30,000,000 interest in a $135,000,000 mezzanine loan. The loan is secured by the borrower’s interests in a retail condominium located in New York, New York. The investment bears interest at an effective spread to one-month LIBOR of 10.00%. As of December 31, 2009 and December 31, 2008, the loan has a book value of approximately $29,925,000 and $30,367,000, respectively.

Purchases of Common Stock

In April 2008, we issued approximately 15,634,854 shares of common stock in connection with the American Financial acquisition. These shares had a value of approximately $378,672,000 on the date the merger agreement was executed. Also, as a result of the American Financial acquisition, an affiliate of SL Green Realty Corp. was granted 644,787 shares of common stock for services rendered, subject to an one-year vesting period. These shares had a value of approximately $11,213,000 on the date of issuance. Subsequent to issuance, SL Green Operating Partnership, L.P. owned approximately 15.8% of the outstanding shares of our common stock.

In December 2008, we entered into a letter agreement with the Manager and SL Green Operating Partnership, L.P. pursuant to which the Manager agreed to pay $2,750,000 in cash and SL Green Operating Partnership, L.P. transferred to us 1,900,000 shares of our common stock, in full satisfaction of all potential obligations that the holders of Class B limited partner interests may have had to our SL Green Operating Partnership L.P., and our Operating Partnership may have had to the holders, each in accordance with the amended operating partnership agreement of our SL Green Operating Partnership L.P., in respect of the recalculation of the distribution amount to the holders at the end of 2008 calendar year. The shares of common stock were cancelled upon receipt by us. Subsequent to the letter agreement, SL Green Operating Partnership L.P. owned approximately 12.5% of the outstanding shares of our common stock.

Registration Rights Agreement

We entered into a Registration Rights Agreement with each of the purchasers in the private placement transaction mentioned above whereby we agreed to file a registration statement with the SEC no later than August 31, 2005, covering the shares we sold in the private placement. We entered into an Amended and Restated Registration Rights Agreement with SL Green Operating Partnership, L.P. whereby we agreed to file a registration statement with the SEC no later than August 31, 2005, covering the shares we sold in the private placement. On August 31, 2005, we filed a registration statement relating to such shares, which was declared effective by the SEC on September 16, 2005.

On April 19, 2006, we also entered into a Second Amended and Restated Registration Rights Agreement with SL Green Operating Partnership, L.P. This Agreement was amended to reflect the rules adopted by the SEC effective December 1, 2005 and modified to limit to two the number of times per year that we or an underwriter of our securities is permitted, as holder of the registrable securities, to cause SL Green Operating Partnership, L.P. to delay any offer or sale of such registrable securities.

On November 2, 2007, we entered into a Registration Rights Agreement with an affiliate of Morgan Stanley Real Estate Special Situations Fund III, a global diversified fund managed by Morgan Stanley Real Estate (“MS Affiliate”), pursuant to which we agreed, upon request from MS Affiliate, to file a registration statement with the SEC on or after June 2, 2008, covering the shares we sold in the private placement.

On April 7, 2008, we entered into a Third Amended and Restated Registration Rights Agreement with SL Green Operating Partnership, L.P. This agreement was amended to reflect certain ministerial changes.

On December 21, 2009, we filed with the SEC a resale shelf registration statement on Form S-11 in connection with the resale by SL Green Realty Corp. of up to 6,219,370 shares of our common stock.

Origination Agreement

We entered into an amended and restated origination agreement with SL Green on April 19, 2006, which was subsequently terminated in connection with the Internalization. Pursuant to the amended and restated origination agreement, SL Green and any of its subsidiaries agreed not to originate, acquire or participate in fixed income investments in the United States, subject to certain conditions and exclusions described below. Fixed income investments included debt obligations or interests in debt obligations bearing a fixed-rate of return and collateralized by real property or interests in real property. SL Green had also agreed not to acquire, originate or participate in preferred equity investments which bore a fixed rate of return in the United States, unless we had determined not to pursue that opportunity.

Under the amended and restated origination agreement, SL Green had the following rights:

(a)	to retain any fixed income investments and/or preferred equity investments it owned or committed to own as of April 19, 2006 and any fixed income investments and/or preferred equity investments owned or committed to be owned, as of the date of a business combination, change of control or other similar transaction, by companies that are acquired by SL Green or with respect to which SL Green engages in such a transaction; provided, however, that SL Green shall not acquire companies or businesses engaged primarily in Gramercy’s primary business activities;

(b)	to originate, acquire or participate in fixed income investments and/or preferred equity investments in connection with the sale, recapitalization or restructuring (however characterized) of any fixed income investment, preferred equity investment or interest in real property which SL Green owns at any given time;
(c)	to originate, acquire or participate in fixed income and/or preferred equity investments that provide a rate of return tied to or measured by cash flow, appreciation or both of the underlying real property or interests in real property;
(d)	to originate, acquire or participate in any distressed debt, where there is a payment default, an acceleration, bankruptcy or foreclosure, when a default is highly likely because the loan-to-value ratio is over 100% or when the debt service exceeds the available cash flow from the underlying collateral or of the borrower both on a current and projected basis; and
(e)	to modify, amend, supplement, extend, refinance or restructure any portion of the investments in item (a), (b), (c) or (d) above, including, but not limited to, changes in principal, additional investment, rate of return, maturity or redemption date, lien priority, collateral, return priority, guarantor, and/or borrower.

We had agreed that we would not:

•	acquire real property or interests in real property located in metropolitan New York and Washington, D.C., except by foreclosure or similar conveyance resulting from a fixed income investment and for properties acquired in the American Financial merger;
•	originate, acquire or participate in any investments described in (c) above or distressed debt, in each case where more than 75% of the value of the underlying collateral is real property or interests in real property located in metropolitan New York or Washington, D.C.; and
•	originate, acquire or participate in any investments described in item (b) or (d) above.

We had also agreed that, when we acquired direct or indirect ownership interests in property in metropolitan New York or Washington D.C. by foreclosure or similar conveyance, SL Green would have the right to purchase the property at a price equal to our unpaid asset balance on the date we foreclosed or acquired the asset, plus unpaid interest at the last stated contract (non-default) rate and, to the extent payable by the borrower under the initial documentation evidencing the property, legal costs incurred by us directly related to the conveyance and the fee, if any, due upon the repayment or prepayment of the investment which is commonly referred to as an “exit fee” (but not including default interest, late charges, prepayment penalties, extension fees or other premiums of any kind) through the date of SL Green’s purchase. We refer to this amount as “Par Value.” If we sought to sell the asset and received a bona fide third party offer to acquire the asset for cash that we desired to accept, SL Green could purchase the asset at the lower of the Par Value or the third party’s offer price. If the asset was not sold within one year, SL Green had the right to purchase the property at its appraised value. The appraised value would be determined as follows: we would select an appraiser and SL Green would select an appraiser, who would each appraise the property. These two appraisers jointly would select a third appraiser, who would then choose one of the two appraisals as the final appraised value. These rights could have made it more difficult to sell such assets because third parties may not have wanted to incur the expense and effort to bid on assets when they perceived that SL Green could acquire them at the lower of the same terms proposed by the third party or Par Value. As a result, we may not have received the same value on the sale of such assets as we might have received from an independent third party submitting an offer through a competitive bidding process.

SL Green had a right of first offer to acquire any distressed debt which we decided to sell.

If at any time SL Green planned to sell to a third party any fixed income investment or preferred equity investment, we would have the right to purchase the offered investment within ten business days on the terms and conditions offered by the third party. If SL Green was required to obtain any other party’s consent in connection with the sale of any investment, our right of first offer would have been subject to such consent. If we chose not to exercise our right to purchase the offered investment, SL Green had the right to sell it to a third party within six months at not less than 99% of the price offered to us. If the investment was not sold within six months, it would again be subject to our right of first offer.

Under the amended and restated origination agreement, we had agreed to sell to SL Green up to 25% of the shares sold in our initial public offering. We had also agreed that, during the term of this agreement, SL Green would have the right to purchase, up to 25% of the shares in any future offering of common stock, at the same price as other purchasers, in order to maintain its percentage ownership interest in us after our initial public offering. This right would also have applied to issuances of units in our Operating Partnership. At December 31, 2008, SL Green owned approximately 12.5% of the outstanding shares of our common stock.

Under the amended and restated origination agreement, in the event the management agreement was terminated for cause by us or if neither SL Green nor any of its affiliates was the managing member of the Manager, then the non-compete provisions in the origination agreement would survive such termination for a period of one year with respect only to potential investments by us as to which the Manager had commenced due diligence.

On December 21, 2009, we filed with the SEC a resale shelf registration statement on Form S-11 in connection with the resale by SL Green Realty Corp. of up to 6,219,370 shares of our common stock.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co. LLC at an aggregate estimated cost of $3,500 plus out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2011 annual meeting of stockholders must be received by our Secretary no later than January 5, 2011 in order to be considered for inclusion in our proxy statement relating to the 2010 meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be properly presented at the 2011 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices after December 17, 2010 and on or before April 1, 2011, unless the 2011 annual meeting of stockholders is scheduled to take place before June 8, 2011 or after August 14, 2011. Our Bylaws currently provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Robert R. Foley, Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Robert R. Foley, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

2009 Annual Report

Stockholders are concurrently being furnished with a copy of our 2009Annual Report and Form 10-K. Additional copies of the 2009Annual Report and Form 10-K and of this Proxy Statement are available at www.proxyvote.com or by contacting Gramercy Capital Corp., Attn: Investor Relations, at 420 Lexington Avenue, New York, New York, 11070, or call toll-free number: 1-800-579-1639, or email: sendmaterial@proxyvote.com. Copies will be furnished promptly at no additional expense.

By Order of our Board of Directors
/s/ Robert R. Foley Robert R. Foley Secretary

New York, New York
May 5, 2010

420 LEXINGTON AVENUE
SUITE 1926
NEW YORK, NY 10170

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE TO AUTHORIZE YOUR PROXY. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To authorize your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GRMRC1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAMERCY CAPITAL CORP.

	For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
1. To elect one Class III Director of our Company to serve until our 2013 annual meeting of stockholders and until his successor is duly elected and qualifies.	☐	☐	☐
Nominee: 01) Paul J. Konigsberg

Vote on Proposal

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
3. To consider and act upon any other matters that may properly be brought before the annual meeting and any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholders and the proxy statement with respect thereto, the terms of each of which are incorporated by reference, and our annual report to stockholders with respect to our 2009 fiscal year, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GRMRC2

GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

Proxy for Annual Meeting of Stockholders to be held on June 15, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Gramercy Capital Corp., a Maryland corporation (the “Corporation”), hereby constitutes and appoints Roger M. Cozzi and Robert R. Foley and either of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of stockholders to be held at the Roger Smith Hotel, 501 Lexington Avenue, New York, New York, at 9:30 a.m., local time, on Tuesday, June 15, 2010, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder(s). If this proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominee of our Board of Directors listed in Proposal 1 and FOR Proposal 2. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please authorize your proxy by signing on the other side and return promptly in the enclosed envelope.